Exhibit 10.6
FINANCING AGREEMENT
THE CIT GROUP/COMMERCIAL SERVICES, INC.
(as Lender)
and
PIZZA INN, INC.
(as Company)
Dated: January 23, 2007
Financial Agreement — Pizza Inn

Financial Agreement — Pizza Inn

Financial Agreement — Pizza Inn

EXHIBITS
Exhibit A – Form of Compliance Certificate
SCHEDULES
Schedule 1.1(a) – Existing Liens
Schedule 1.1(b) – Existing Indebtedness
Schedule 7.1(b) – Company and Collateral Information
Schedule 7.1(g) – Pending Litigation
Schedule 7.2(l) – Post-Closing Obligations
Schedule 7.7 – Environmental Matters
Financial Agreement — Pizza Inn

     THE CIT GROUP/COMMERCIAL SERVICES, INC., a New York corporation, with an office located at 5420 LBJ Freeway, Suite 200, Dallas, Texas 75240 (“CIT”), is pleased to confirm the terms and conditions under which CIT shall make revolving loans and other financial accommodations to PIZZA INN, INC., a Missouri corporation (the “Company”), with a principal place of business at 3551 Plano Parkway, The Colony, TX 75056.
SECTION 1. DEFINITIONS.
     1.1. Defined Terms. As used in this Financing Agreement:
     Accounts shall mean any and all of the Company’s present and future: (a) accounts (as defined in the UCC); (b) instruments, documents, chattel paper (including electronic chattel paper) (all as defined in the UCC); (c) unpaid seller’s or lessor’s rights (including rescission, replevin, reclamation, repossession and stoppage in transit) relating to the foregoing or arising therefrom; (d) rights to any goods represented by any of the foregoing, including rights to returned, reclaimed or repossessed goods; (e) reserves and credit balances arising in connection with or pursuant to this Financing Agreement; (f) guaranties, other supporting obligations, payment intangibles and letter of credit rights (all as defined in the UCC); (g) insurance policies or rights relating to any of the foregoing; (h) general intangibles pertaining to any of the foregoing (including rights to payment, including those arising in connection with bank and non-bank credit cards), and all books and records and any electronic media and software relating thereto; (i) notes, deposits or other property of the Company’s account debtors securing the obligations owed by such account debtors to the Company; and (j) all Proceeds of any of the foregoing.
     Adjustment Date shall mean December 31, 2007 and the first day of each fiscal quarter of the Company thereafter.
     Administrative Management Fee shall mean an amount equal to $1,000 per month, payable in accordance with Section 8.7 of this Financing Agreement.
     Applicable Margin shall mean, from the Closing Date until the initial Adjustment Date, with respect to the Revolving Loans, 0.25% for Chase Bank Rate Loans and 2.50% for LIBOR Loans and for Letters of Credit, 3.00%. On the initial Adjustment Date, and on each subsequent Adjustment Date thereafter, the Applicable Margins for Chase Bank Rate Loans and LIBOR Loans shall be adjusted prospectively based on the Fixed Charge Coverage Ratio of the Company for the most recently completed four fiscal quarter period, in the following amounts:
Financial Agreement — Pizza Inn

Fixed Charge Coverage
Ratio	Chase Bank Rate Loans	LIBOR Loans
Less than 2.5 to 1.00	0.50%	3.00%

Greater than or equal to 2.50 to 1.00 but less than 3.00 to 1.00	0.25%	2.50%

Greater than or equal to 3.00 to 1.00	0.00%	2.00%
All adjustments to the Applicable Margins shall be implemented by CIT based on the financial statements and related officer’s certificate for the relevant period delivered by the Company to CIT pursuant to Section 7.2(h)(ii) hereof, and shall take effect retroactively on the Adjustment Date immediately preceding the date of CIT’s receipt of such financial statements. Notwithstanding the foregoing: (a) no reduction in Applicable Margins shall occur on an Adjustment Date if a Default or an Event of Default shall have occurred and remain outstanding on such Adjustment Date or the date of CIT’s receipt of the financial statements on which such reduction is to be based; and (b) if the Company fails to deliver the financial statements on which any reduction in applicable margins is to be based within ten (10) days of the due date for such items set forth in Section 7.2(h)(ii), then effective as of the Adjustment Date immediately preceding the due date for such financial statements, the Applicable Margins shall increase to the highest margins set forth in the table above until the following Adjustment Date.
     Availability Reserve shall mean an amount equal to the sum of:
     (a) any reserve which CIT may establish from time to time pursuant to the express terms of this Financing Agreement and based on CIT’s reasonable credit judgment; plus
     (b) three (3) months rental payments or similar charges for any of the Company’s leased premises or other Collateral locations for which the Company has not delivered to CIT a landlord’s waiver in form and substance reasonably satisfactory to CIT; plus
     (c) a monthly reserve for accrued interest on LIBOR Loans having an Interest Period of more than 30 days; plus
     (d) such other reserves against Net Availability as CIT deems necessary in the exercise of its reasonable business judgment as a result of (i) negative forecasts and/or trends in the Company’s business, industry, prospects, profits, operations or financial condition or (ii) other issues, circumstances or facts that could otherwise negatively impact the Company or its business, prospects, profits, operations, industry, financial condition or assets.
     Borrowing Base shall mean, at any time:
     (a) the sum at such time of: (i) eighty-five percent (85%) of the Company’s outstanding Eligible Accounts Receivable, provided that the aggregate amount of any Royalty Accounts Receivable shall not exceed $250,000 at any time; plus (ii) the lesser of (x) sixty
Financial Agreement — Pizza Inn

percent (60%) of the aggregate value of the Eligible Inventory, valued by using the average cost accounting method, or (y) eighty-five percent (85%) of the Net Orderly Liquidation Value of the Company’s Inventory, or (z) the amount determined above in clause (i); less
     (b) the amount of the Availability Reserve in effect at such time.
     Business Day shall mean any day on which CIT and JPMorgan Chase Bank are open for business.
     Capital Expenditures shall mean, for any period, the aggregate expenditures of the Company and any Guarantor during such period on account of property, plant, equipment or similar fixed assets that, in conformity with GAAP, are required to be reflected on the balance sheet of the Company.
     Capital Lease shall mean any lease of property (whether real, personal or mixed) which, in conformity with GAAP, is accounted for as a capital lease or a Capital Expenditure on the balance sheet of the Company.
     Casualty Proceeds shall mean (a) payments or other proceeds from an insurance carrier with respect to any loss, casualty or damage to Collateral, and (b) payments received on account of any condemnation or other governmental taking of any of the Collateral.
     Change of Control shall mean either: (a) Newcastle Partners, L.P. (the “Current Shareholder”), a Texas limited partnership, shall cease to directly own and control at least twenty percent (20%) of the outstanding voting securities of the Company on a fully diluted basis; (b) any shareholder or other equity owner shall own and control a greater percentage of the outstanding voting securities of the Company than the Current Shareholder, on a fully diluted basis; or (c) the failure of Company to continue to own more than one hundred percent (100%) of the issued and outstanding capital stock in any Guarantor unless such failure is the result of a Permitted Restructuring.
     Chase Bank Rate shall mean the rate of interest per annum announced by JPMorgan Chase Bank (or its successor) from time to time as its “prime rate” in effect at its principal office in New York City. (The prime rate is not intended to be the lowest rate of interest charged by JPMorgan Chase Bank to its borrowers).
     Chase Bank Rate Loans shall mean any loans or advances made pursuant to this Financing Agreement that bear interest based upon the Chase Bank Rate.
     CIT’s Bank Account shall mean CIT’s bank account at JPMorgan Chase Bank (or its successor) in New York, New York.
     CIT’s System shall mean CIT’s StuckeyNet or other internet-based loan accounting and reporting system.
     Closing Date shall mean the date on which this Financing Agreement is executed by the parties hereto and delivered to CIT.
Financial Agreement — Pizza Inn

     Collateral shall mean, collectively, all present and future Accounts, Equipment, Inventory and other Goods, Documents of Title, General Intangibles, Investment Property, Real Estate and Other Collateral and with respect to any Guarantor, any other “Collateral” (as defined in the Security Agreement).
     Collection Days shall mean a period of one (1) Business Day after the deposit of proceeds of Collateral or other monies into CIT’s Bank Account, for which interest may be charged on the aggregate amount of such deposits at the rate provided for in Section 8.1 or 8.2 (if applicable) of this Financing Agreement.
     Consolidated Balance Sheet shall mean a consolidated balance sheet for the Company and its subsidiaries, eliminating all inter-company transactions and prepared in accordance with GAAP.
     Consolidating Balance Sheet shall mean a Consolidated Balance Sheet plus individual balance sheets for the Company and each of the Companies’ subsidiaries, showing all eliminations of inter-company transactions and prepared in accordance with GAAP.
     Copyrights shall mean all present and hereafter acquired copyrights, copyright registrations, recordings, applications, designs, styles, licenses, marks, prints and labels bearing any of the foregoing, all reissues and renewals thereof, all licenses thereof, all other general intangible, intellectual property and other rights pertaining to any of the foregoing, together with the goodwill associated therewith, and all income, royalties and other Proceeds of any of the foregoing.
     Default shall mean any event specified in Section 10.1 hereof, regardless of whether any requirement for the giving of notice, the lapse of time, or both, or any other condition, event or act, has occurred or been satisfied.
     Default Rate of Interest shall mean a rate of interest equal to two percent (2%) per annum greater than the interest rate accruing on the Obligations pursuant to Section 8.1 hereof, which CIT shall be entitled to charge the Company in the manner set forth in Section 8.2 of this Financing Agreement.
     Depository Account shall mean the each bank account (and the related lockbox, if any) subject to CIT’s control that is established by CIT or the Company or any Guarantor pursuant to pursuant to Section 2.1(j) or Section 3.2(c) of this Financing Agreement.
     Depository Account Control Agreement shall mean a three-party agreement in form and substance satisfactory to CIT among CIT, the Company and the bank which will maintain a Depository Account, (a) which provides CIT with control of such Depository Account and provides for the transfer of funds in a manner consistent with the provisions of Section 3.2(b) of this Financing Agreement, and (b) pursuant to which such bank agrees that (i) all cash, checks, wires and other items received or deposited into the Depository Account are the property of CIT, and (ii) except as otherwise provided in the Depository Account Control Agreement, such bank has no lien upon, or right of set off against, the Depository Account and any cash, checks, wires and other items from time to time on deposit therein.
Financial Agreement — Pizza Inn

     Dilution Percentage shall mean, with respect to the Company during any period of measurement, the quotient (expressed as a percentage) obtained by dividing (a) the aggregate amount of the Company’s non-cash reductions against Trade Accounts Receivable, during such period, by (b) the average amount of the Company’s gross sales during such period, as determined by CIT in the exercise of its reasonable business judgment. The Dilution Percentage shall be determined by CIT based on its reviews of the periodic financial and collateral reports submitted by the Company to CIT as well as the results of the periodic field examinations of the Company conducted by CIT from time to time. The period of measurement for calculating the Dilution Percentage shall be determined by CIT from time to time in the exercise of its reasonable business judgment.
     Distributor shall mean Institutional Jobbers Company, a Tennessee corporation, and The SYGMA Network, Inc., a Delaware corporation.
     Documentation Fees shall mean CIT’s standard fees for the use of CIT’s in-house legal department relating to any and all modifications, waivers, releases, legal file reviews or additional collateral with respect to this Financing Agreement, the Collateral and/or the Obligations.
     Documents of Title shall mean all present and future documents (as defined in the UCC), and any and all warehouse receipts, bills of lading, shipping documents, chattel paper, instruments and similar documents, all whether negotiable or non-negotiable, together with all Inventory and other Goods relating thereto, and all Proceeds of any of the foregoing.
     Early Termination Date shall mean a date prior to any Termination Date on which the Company terminates this Financing Agreement or the Revolving Line of Credit.
     Early Termination Fee shall mean an amount equal to the product obtained by multiplying (a) the maximum amount of the Revolving Line of Credit times (b) (i) three percent (3.00%) if the Early Termination Date occurs on or before the first anniversary of the Closing Date, (ii) two percent (2.00%) if the Early Termination Date occurs after first anniversary of the Closing Date but on or before the second anniversary of the Closing Date; and (iii) one percent (1.00%) if the Early Termination Date occurs after the second anniversary of the Closing Date but prior to the initial Termination Date.
     EBITDA shall mean, for any period, all earnings before all interest, tax obligations and depreciation and amortization expense of the Company for such period, all determined in conformity with GAAP on a basis consistent with the latest audited financial statements of the Company, but excluding the effect of extraordinary and/or nonrecurring gains or losses for such period.
     Electronic Transmission shall have the meaning given to such term in Section 7.2(g) of this Financing Agreement.
     Eligible Accounts Receivable shall mean the gross amount of the Company’s Trade Accounts Receivable that are subject to a valid, exclusive, first priority and fully perfected security interest in favor of CIT, which conform to the warranties contained herein and which, at
Financial Agreement — Pizza Inn

all times, continue to be acceptable to CIT in the exercise of its reasonable business judgment, less, without duplication, the sum of:
     (a) actual returns, discounts, claims, credits and allowances of any nature (whether issued, owing, granted, claimed or outstanding), plus
     (b) reserves for such Trade Accounts Receivable that arise from, or are subject to or include: (i) sales to the United States of America, any state or other governmental entity or to any agency, department or division thereof, except for any such sales as to which the Company has complied with the Assignment of Claims Act of 1940 or any other applicable statute, rules or regulation to CIT’s satisfaction in the exercise of its reasonable business judgment; (ii) foreign sales, other than sales which otherwise comply with all of the other criteria for eligibility hereunder and are (x) secured by letters of credit (in form and substance satisfactory to CIT) issued or confirmed by, and payable at, banks acceptable to CIT having a place of business in the United States of America, or (y) to customers residing in Canada, provided that such Accounts are payable in United States Dollars; (iii) Accounts that remain unpaid more than the earlier of ninety (90) days from invoice date or sixty (60) days from due date; (iv) contra accounts; (v) sales to any subsidiary (direct or indirect) or parent (direct or indirect) of the Company, or to any other person or entity otherwise affiliated with the Company or with any shareholder, subsidiary (direct or indirect) of the Company in any way; (vi) bill and hold (deferred shipment) or consignment sales; (vii) sales to any customer which is either (w) insolvent, (x) the debtor in any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceedings under any federal or state law, (y) negotiating, or has called a meeting of its creditors for purposes of negotiating, a compromise of its debts, or (z) financially unacceptable to CIT or has a credit rating unacceptable to CIT; (viii) all sales to any customer if fifty percent (50%) or more of the aggregate dollar amount of all outstanding invoices to such customer are unpaid more than the earlier of ninety (90) days from invoice date or sixty (60) days from due date; (ix) sales to any customer and/or its affiliates to the extent the aggregate outstanding amount of such sales at any time exceed twenty percent (20%) or more of all Eligible Accounts Receivable at such time; (x) pre-billed receivables and receivables arising from progress billings; and (xi) sales not payable in United States currency; plus
     (c) Accounts that arise from the sale or delivery of Inventory or goods by a Distributor or other third-party that is invoiced by such Distributor or such other third-party unless there is a written agreement satisfactory to CIT that provides for, among other things, that the Distributor or the third-party, as applicable, and any secured party of such Distributor or such third-party waives all right, title and interest therein; plus
     (d) reserves established by CIT to account for increases in the Company’s Dilution Percentage above the Company’s historical Dilution Percentage, and such other reserves against Trade Accounts Receivable as CIT deems necessary in the exercise of its reasonable business judgment and which are customary either in the commercial finance industry or in the lending practices of CIT.
     Eligible Inventory shall mean the gross amount of the Company’s Inventory that is subject to a valid, exclusive, first priority and fully perfected security interest in favor of CIT and which conforms to the warranties contained herein and which, at all times continues to be
Financial Agreement — Pizza Inn

acceptable to CIT in the exercise of its reasonable business judgment, less, without duplication, (a) all work-in-process, (b) all supplies (other than raw materials), (c) all Inventory not present in the United States of America, (d) all Inventory returned or rejected by the Company’s customers (other than goods that are undamaged and resalable in the normal course of business) and goods to be returned to the Company’s suppliers, (e) all Inventory in transit or in the possession of a warehouseman, bailee, third party processor, distributor or other third party, unless such warehouseman, bailee, distributor or third party has executed an agreement regarding goods, invoicing and accounts receivable (in form and substance satisfactory to CIT) and if such Person has a lender, such lender has executed a notice of security interest agreement (in form and substance satisfactory to CIT), (f) Inventory located at Distributor’s premises, unless the Company shall cause such Distributor to maintain policies of insurance, with such insurance companies, in such reasonable amounts and covering such insurable risks as are at all times reasonably satisfactory to CIT and insurance company to name CIT as the loss payee thereunder (unless otherwise agreed to by CIT) with respect to such Inventory and the Distributor’s landlord has executed a landlord waiver (in form and substance satisfactory to CIT unless otherwise agreed to by CIT); and (g) the amount of such other reserves against Inventory as CIT deems necessary in the exercise of its reasonable business judgment, including, without limitation, reserves for special order, licensed or private label goods, discontinued, slow-moving and obsolete Inventory, market value declines, bill and hold (deferred shipment), consignment sales, shrinkage and any applicable customs, freight, duties and Taxes.
     Equipment shall mean all present and hereafter acquired equipment (as defined in the UCC) including, without limitation, all machinery, equipment, rolling stock, furnishings and fixtures, and all additions, substitutions and replacements thereof, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto and all Proceeds of any of the foregoing.
     ERISA shall mean the Employee Retirement Income Security Act or 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.
     Eurocurrency Reserve Requirements shall mean for any day, as applied to a LIBOR Loan, the aggregate (without duplication) of the maximum rates of reserve requirement (expressed as a decimal fraction) in effect with respect to CIT and/or any present or future lender or participant on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under Regulation D or any other applicable regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto, as now and from time to time in effect, dealing with reserve requirements prescribed for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) maintained by CIT and/or any such lenders or participants (such rates to be adjusted to the nearest one-sixteenth of one percent (1/16 of 1%) or, if there is not a nearest one-sixteenth of one percent (1/16 of 1%), to the next higher one sixteenth of one percent (1/16 of 1%).
     Event(s) of Default shall have the meaning given to such term in Section 10.1 of this Financing Agreement.
Financial Agreement — Pizza Inn

     Fixed Charge Coverage Ratio shall mean, for any period, the quotient (expressed as a ratio) obtained by dividing (a) EBITDA of the Company and the Guarantors for such period on a consolidated basis less Unfinanced Capital Expenditures, as incurred by the Company and the Guarantors during such period by (b) Fixed Charges of the Company and the Guarantors on a consolidated basis for such period.
     Fixed Charges shall mean, for any period, the sum of (a) all interest obligations (including the interest component of Capital Leases) of the Company and the Guarantors paid or due during such period, (b) the amount of all scheduled fees paid to CIT during such period, (c) the amount of principal repaid or scheduled to be repaid on Indebtedness of the Company (other than the Revolving Loans during such period) and the Guarantors, and (d) all federal, state and local income tax expenses due and payable by the Company and Guarantors during such period (or Permitted Distributions paid to shareholders in lieu of such taxes as permitted under Section 7.4(f) hereof).
     GAAP shall mean generally accepted accounting principles in the United States of America as in effect from time to time and for the period as to which such accounting principles are to apply.
     General Intangibles shall mean all present and hereafter acquired general intangibles (as defined in the UCC), and shall include, without limitation, all present and future right, title and interest in and to: (a) all Trademarks, (b) Patents, utility models, industrial models, and designs, (c) Copyrights, (d) trade secrets, (e) licenses, permits and franchises, (f) any other forms of intellectual property, (g) all customer lists, distribution agreements, supply agreements, blueprints, indemnification rights and tax refunds, (h) all monies and claims for monies now or hereafter due and payable in connection with the foregoing, including, without limitation, payments for infringement and royalties arising from any licensing agreement between the Company and any licensee of any of the Company’s General Intangibles, and (i) all Proceeds of any of the foregoing.
     Goods shall mean all present and hereafter acquired “Goods”, as defined in the UCC, and all Proceeds thereof.
     Guaranties shall mean the guaranty agreements executed and delivered to CIT by Guarantors.
     Guarantors shall mean Barko Realty, Inc., Pizza Inn of Delaware, Inc., R-Check, Inc. and any other future guarantor of all or any part of the Obligations.
     Indebtedness shall mean, without duplication, all liabilities, contingent or otherwise, which are either (a) obligations in respect of borrowed money or for the deferred purchase price of property, services or assets, other than Inventory, or (b) obligations with respect to Capital Leases.
     Indemnified Party shall have the meaning given to such term in Section 10.4 of this Financing Agreement.
Financial Agreement — Pizza Inn

     Intellectual Property Security Agreement shall mean an Intellectual Property Security Agreement executed by the Company and the Guarantors in favor of CIT, as the same may be modified, amended, restated or supplemented from time to time.
     Interest Period shall mean, subject to availability: (a) with respect to an initial request by the Company for a LIBOR Loan or the conversion of a Chase Bank Rate Loan to a LIBOR Loan, at the option of the Company a one-month, two-month or three-month period commencing on the borrowing or conversion date with respect to such LIBOR Loan and ending one month, two months or three months thereafter, as applicable; and (b) with respect to any continuation of a LIBOR Loan, at the option of the Company a one-month, two-month or three-month period commencing on the last day of the immediately preceding Interest Period applicable to such LIBOR Loan and ending one month, two months or three months thereafter, as applicable; provided that (i) if any Interest Period would otherwise end on a day which is not a Working Day, such Interest Period shall be extended to the next succeeding Working Day, and (ii) if any Interest Period begins on the last Working Day of any month, or on a day for which there is no numerically corresponding day in the month in which such Interest Period ends, such Interest Period shall end on the last Working Day of the month in which such Interest Period ends.
     Inventory shall mean all present and hereafter acquired inventory (as defined in the UCC) including, without limitation, all merchandise and inventory in all stages of production (from raw materials through work-in-process to finished goods), and all additions, substitutions and replacements thereof, wherever located, together with all goods and materials used or usable in manufacturing, processing, packaging or shipping of the foregoing, and all Proceeds of any of the foregoing.
     Investment Property shall mean all present and hereafter acquired “Investment Property”, as defined in the UCC, together with all stock and other equity interests in the Company’s subsidiaries, and all Proceeds thereof.
     Issuing Bank shall mean any bank issuing a Letter of Credit for the Company.
     Letters of Credit shall mean all letters of credit issued for or on behalf of the Company with the assistance of CIT by an Issuing Bank in accordance with Section 5 hereof.
     Letter of Credit Guaranty shall mean any guaranty or similar agreement delivered by CIT to an Issuing Bank of the Company’s reimbursement obligation under such Issuing Bank’s reimbursement agreement, application for letter of credit or other like document.
     Letter of Credit Guaranty Fee shall mean the fee that CIT may charge the Company under Section 8.3(a) of this Financing Agreement for issuing a Letter of Credit Guaranty or otherwise assisting the Company in obtaining Letters of Credit.
     Letter of Credit Sub-Line shall mean the commitment of CIT to assist the Company in obtaining Letters of Credit in an aggregate amount of up to $750,000.
     LIBOR shall mean, for any Interest Period and subject to availability, a rate of interest equal to the quotient obtained by dividing: (a) at CIT’s election, (i) LIBOR for such Interest Period as quoted to CIT by JPMorgan Chase Bank (or any successor thereof) two (2) Business
Financial Agreement — Pizza Inn

Days prior to the first day of such Interest Period, or (ii) the rate of interest determined by CIT at which deposits in U.S. Dollars are offered for such Interest Period as presented on Telerate Systems at page 3750 as of 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period (provided that if two or more offered rates are presented on Telerate System at page 3750 for such Interest Period, the arithmetic mean of all such rates, as determined by CIT, will be the rate elected); by (b) a number equal to 1.00 minus the Eurocurrency Reserve Requirements, if any, in effect on the day which is two (2) Business Days prior to the beginning of such Interest Period.
     LIBOR Interest Payment Date shall mean, with respect to any LIBOR Loan, the last day of the Interest Period for such LIBOR Loan.
     LIBOR Lending Office shall mean the office of JPMorgan Chase Bank, or any successor thereof, maintained at 270 Park Avenue, New York, NY 10017.
     LIBOR Loan shall mean any loans made pursuant to this Financing Agreement that bear interest based upon LIBOR.
     Line of Credit shall mean the commitment of CIT in an aggregate amount equal to $3,500,000 to (a) make Revolving Loans pursuant to Section 3 of this Financing Agreement, and (b) assist the Company in opening Letters of Credit pursuant to Section 5 of this Financing Agreement.
     Line of Credit Fee shall mean, for any month, the product obtained by multiplying (a) (i) the amount of the Revolving Line of Credit minus (ii) the average daily principal balance of Revolving Loans and the average daily undrawn amount of Letters of Credit outstanding during such month, times (b) three-eights of one percent (0.375%) per annum for the number of days in said month.
     Loan Documents shall mean this Financing Agreement, the Promissory Note, mortgages and deeds of trust on any Real Estate, the Pledge Agreement, the Guaranties, the Security Agreement, the Negative Pledge, the Intellectual Property Security Agreement, the landlord waivers, the collateral access agreements, the other closing documents executed by the Company or the Guarantors, and any other ancillary loan and security agreements executed by the Company or the Guarantors from time to time in connection with this Financing Agreement, all as may be renewed, amended, restated or supplemented from time to time.
     Material Adverse Effect shall mean a material adverse effect on either (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Company, (b) the ability of the Company to perform its obligations under this Financing Agreement or any other Loan Document, or to enforce its rights against account debtors of the Company, (c) the value of the Collateral or (d) the ability of CIT to enforce the Obligations or its rights and remedies under this Financing Agreement or any of the other Loan Documents.
     Negative Pledge shall mean that certain negative pledge agreement dated as of the date hereof by and among the Company, Guarantors and CIT, with respect to the Little Elm, Texas real property location to be filed in the real property records.
Financial Agreement — Pizza Inn

     Net Availability shall mean, at any time, the amount by which (a) the Borrowing Base of the Company at such time exceeds (b) the sum at such time of (i) the principal amount of all outstanding Revolving Loans, plus (ii) the undrawn amount of all outstanding Letters of Credit.
     Net Orderly Liquidation Value shall mean, at any time, the aggregate value of the Company’s Inventory at such time in an orderly liquidation, taking into account all costs, fees and expenses estimated to be incurred by CIT in connection with such liquidation, based upon the most recent appraisal of the Company’s Inventory conducted by an appraiser selected by CIT.
     Obligations shall mean: (a) all loans, advances and other extensions of credit made by CIT to the Company or to others for the Company’s account (including, without limitation, all Revolving Loans and all obligations of CIT under Letter of Credit Guaranties); (b) any and all other indebtedness, obligations and liabilities which may be owed by the Company or any Guarantor to CIT and arising out of, or incurred in connection with, this Financing Agreement or any of the other Loan Documents (including all Out-of-Pocket Expenses), whether (i) now in existence or incurred by the Company or any Guarantor from time to time hereafter, (ii) secured by pledge, lien upon or security interest in any of the Company’s or any Guarantor’s assets or property or the assets or property of any other person, firm, entity or corporation, (iii) such indebtedness is absolute or contingent, joint or several, matured or unmatured, direct or indirect, or (iv) the Company is liable to CIT for such indebtedness as principal, surety, endorser, guarantor or otherwise; (c) all indebtedness, obligations and liabilities owed by the Company or any Guarantor to CIT under any other agreement or arrangement now or hereafter entered into between the Company, on the one hand, and CIT, on the other hand, whether or not such agreement or arrangement relates to the transactions contemplated by this Financing Agreement; (d) indebtedness, obligations and liabilities incurred by, or imposed on, CIT as a result of environmental claims relating to the Company’s or any Guarantor’s operations, premises or waste disposal practices or disposal sites; (e) the Company’s or any Guarantor’s liabilities to CIT as maker or endorser on any promissory note or other instrument for the payment of money; and (f) the Company’s or any Guarantor’s liabilities to CIT under any instrument of guaranty or indemnity, or arising under any guaranty, endorsement or undertaking which CIT may make or issue to others for the Company’s account, including any accommodations extended by CIT with respect to applications for Letters of Credit, CIT’s acceptance of drafts or CIT’s endorsement of notes or other instruments for the Company’s account and benefit.
     Operating Leases shall mean all leases of property (whether real, personal or mixed) other than Capital Leases.
     Other Collateral shall mean: (a) all present and hereafter established lockbox, blocked account and other deposit accounts maintained with any bank or financial institution into which the proceeds of Collateral are or may be deposited (including the Depository Accounts); (b) all cash and other monies and property in the possession or control of CIT (including negative balances in the Revolving Loan Account and cash collateral held by CIT pursuant to Section 3.5(b) hereof); (c) all books, records, ledger cards, disks and related data processing software at any time evidencing or containing information relating to any of the Collateral described herein or otherwise necessary or helpful in the collection thereof or realization thereon; and (d) all Proceeds of any of the foregoing.
Financial Agreement — Pizza Inn

     Out-of-Pocket Expenses shall mean all of CIT’s present and future costs, fees and expenses incurred in connection with this Financing Agreement and the other Loan Documents, including, without limitation, (a) the cost of lien searches (including tax lien and judgment lien searches), pending litigation searches and similar items, (b) fees and taxes imposed in connection with the filing of any financing statements or other personal property security documents; (c) all costs and expenses incurred by CIT in opening and maintaining the Depository Accounts and any related lockboxes, depositing checks, and receiving and transferring funds (including charges imposed on CIT for “insufficient funds” and the return of deposited checks); (d) any amounts paid by, incurred by or charged to CIT by an Issuing Bank under any Letter of Credit or the reimbursement agreement relating thereto, any application for Letter of Credit, Letter of Credit Guaranty or other like document which pertains either directly or indirectly to Letters of Credit, and CIT’s standard fees relating to the Letters of Credit and any drafts thereunder; (e) title insurance premiums, real estate survey costs, note taxes, intangible taxes and mortgage or recording taxes and fees; (f) all appraisal fees and expenses payable by the Company hereunder, and all costs, fees and expenses incurred by CIT in connection with any action taken under Section 7.2(a) hereof, including reasonable travel, meal and lodging expenses of CIT personnel; (g) all costs that CIT may incur to maintain the Required Insurance, and all reasonable costs, fees and expenses incurred by CIT in connection with the collection of Casualty Proceeds and the monitoring of any repair or restoration of any Real Estate; (h) all reasonable costs, fees, expenses and disbursements of outside counsel hired by CIT to consummate the transactions contemplated by this Financing Agreement (including the documentation and negotiation this Financing Agreement, the other Loan Documents and all amendments, supplements and restatements thereto or thereof), and to advise CIT as to matters relating to the transactions contemplated hereby; (i) all costs, fees and expenses incurred by CIT in connection with any action taken under Section 10.3 hereof; and (j) without duplication, all costs, fees and expenses incurred by CIT in connection with the collection, liquidation, enforcement, protection and defense of the Obligations, the Collateral and CIT’s rights under this Financing Agreement, including, without limitation, all reasonable fees and disbursements of in-house and outside counsel to CIT incurred as a result of a workout, restructuring, reorganization, liquidation, insolvency proceeding and in any appeals arising therefrom, whether incurred before, during or after the termination of this Financing Agreement or the commencement of any case with respect to the Company, any Guarantor or any subsidiary of the Company (as the case may be) under the United States Bankruptcy Code or any similar statute.
     Overadvances shall mean, at any time, the amount by which (a) the sum at such time of the principal amount of all outstanding Revolving Loans plus the undrawn amount of all outstanding Letters of Credit exceeds (b) the Borrowing Base at such time.
     Patents shall mean all present and hereafter acquired patents, patent applications, registrations, all reissues and renewals thereof, all licenses thereof, all inventions and improvements claimed thereunder, all general intangible, intellectual property and other rights of the Company with respect thereto, and all income, royalties and other Proceeds of the foregoing.
     Permitted Distributions shall mean:
     (a) dividends from a wholly-owned subsidiary of the Company to the Company;
Financial Agreement — Pizza Inn

     (b) dividends payable solely in stock or other equity interests of the Company; and
     (c) cash distributions or cash dividends to the Company’s shareholders in the ordinary course of the Company’s business provided that no Event of Default shall have occurred and remain outstanding on the date of the making of such distribution or dividend, or would be created thereby, and provided further that (i) no cash dividends or distributions to the Company’s shareholders may be made until the first anniversary of the Closing Date, (ii) immediately prior to and after giving effect to such cash distribution or cash dividend, Net Availability is at least $1,500,000 and (iii) the aggregate amount of all cash distributions or cash dividends to the Company’s shareholders made pursuant to this subsection (c) shall not exceed $2,500,000.
     Permitted Encumbrances shall mean: (a) all liens identified on Schedule 1.1(a) attached hereto; (b) Purchase Money Liens; (c) statutory liens of landlords and liens of carriers, warehousemen, bailees, mechanics, materialmen and other like liens imposed by law, created in the ordinary course of business and securing amounts not yet due (or which are being contested in good faith, by appropriate proceedings or other appropriate actions which are sufficient to prevent imminent foreclosure of such liens), and with respect to which adequate reserves or other appropriate provisions are being maintained by the Company or any Guarantor in accordance with GAAP; (d) deposits made (and the liens thereon) in the ordinary course of business of the Company (including, without limitation, security deposits for leases, indemnity bonds, surety bonds and appeal bonds) in connection with workers’ compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, contracts (other than for the repayment or guarantee of borrowed money or purchase money obligations), statutory obligations and other similar obligations arising as a result of progress payments under government contracts; (e) liens granted to CIT by the Company or any Guarantor; (f) liens of judgment creditors, provided that such liens do not exceed $75,000 in the aggregate at any time (other than liens bonded or insured to the reasonable satisfaction of CIT); (g) Permitted Tax Liens; and (h) easements (including, without limitation, reciprocal easement agreements and utility agreements), encroachments, minor defects or irregularities in title, variation and other restrictions, charges or encumbrances (whether or not recorded) affecting the Real Estate, if applicable, and which in the aggregate (i) do not materially interfere with the occupation, use or enjoyment by the Company or any Guarantor of its business or property so encumbered and (ii) in the reasonable business judgment of CIT, do not materially and adversely affect the value of such Real Estate.
     Permitted Indebtedness shall mean: (a) current Indebtedness maturing in less than one year and incurred in the ordinary course of business for raw materials, supplies, equipment, services, Taxes or labor; (b) Indebtedness secured by Purchase Money Liens; (c) Indebtedness arising under the Letters of Credit and this Financing Agreement; (d) deferred Taxes and other expenses incurred in the ordinary course of business; (e) Subordinated Debt and (f) other Indebtedness existing on the Closing Date and listed on Schedule 1.1(b) attached hereto.
     Permitted Restructuring shall mean the merger of BARKO REALTY, INC., a Texas corporation, and/or R-CHECK, INC., a Texas corporation, with and into Company, so long as the Company is the survivor of such merger.
Financial Agreement — Pizza Inn

     Permitted Tax Liens shall mean liens for Taxes not due and payable and liens for Taxes that the Company is contesting in good faith, by appropriate proceedings which are sufficient to prevent imminent foreclosure of such liens, and with respect to which adequate reserves are being maintained by the Company in accordance with GAAP; provided that in either case, such liens (a) are not filed of record in any public office, (b) other than with respect to Real Estate, are not senior in priority to the liens granted by the Company to CIT, or (c) do not secure taxes owed to the United States of America (or any department or agency thereof) or any State or State authority, if applicable State law provides for the priority of tax liens in a manner similar to the laws of the United States of America.
     Pledge Agreement shall have the meaning given to such term in Section 2.1(q) of this Financing Agreement.
     Proceeds shall have the meaning given to such term in the UCC, including, without limitation, all Casualty Proceeds.
     Purchase Money Liens shall mean liens on any item of Equipment acquired by the Company or any Guarantor after the date of this Financing Agreement, provided that (a) each such lien shall attach only to the Equipment acquired, (b) a description of the Equipment so acquired is furnished by the Company to CIT, and (c) the indebtedness incurred by the Company or any Guarantor in connection with such acquisitions shall not exceed $100,000 in any fiscal year of the Company.
     Real Estate shall mean all of the Company’s or any Guarantor’s present and future fee and leasehold interests in real property.
     Regulatory Change shall mean any change after the Closing Date in United States federal, state or foreign law or regulation (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System), or the adoption or making after the Closing Date of any interpretation, directive or request applying to a class of lenders including CIT of or under any United States federal, state or foreign law or regulation, in each case whether or not having the force of law and whether or not failure to comply therewith would be unlawful.
     Required Insurance shall have the meaning provided for in Section 7.2(c) of this Financing Agreement.
     Revolving Line of Credit shall mean the commitment of CIT to make Revolving Loans pursuant to Section 3 of this Financing Agreement and assist the Company in opening Letters of Credit pursuant to Section 5 of this Financing, in an aggregate amount equal to $3,500,000.
     Revolving Loan Account shall mean the account on CIT’s books, in the Company’s name, in which the Company will be charged with all Obligations when due or incurred by CIT.
     Revolving Loans shall mean the loans and advances made from time to time to or for the account of the Company by CIT pursuant to Section 3 of this Financing Agreement.
     Royalty Accounts Receivable shall mean any Accounts that otherwise comply with the definition of Eligible Accounts Receivable that is generated by the Company as a result of a
Financial Agreement — Pizza Inn

license of any intellectual property or other royalty license pursuant to documentation satisfactory to CIT in its sole discretion.
     Security Agreement shall have the meaning given to such term in Section 2.1(r) of this Financing Agreement.
     Subordinated Debt shall mean all indebtedness of the Company (and the note(s) evidencing such indebtedness) that is subordinated to the prior payment and satisfaction of the Obligations pursuant to a Subordination Agreement.
     Subordination Agreements shall mean (a) any agreement (in form and substance satisfactory to CIT) among the Company, a subordinating creditor and CIT, pursuant to which Subordinated Debt is subordinated to the prior payment and satisfaction of the Obligations, and (b) any note, indenture, note purchase agreement or similar instrument or agreement, pursuant to which the indebtedness evidenced thereby or issued thereunder is subordinated to the Obligations by the express terms of such note, indenture, note purchase agreement or similar instrument or agreement.
     Taxes shall mean all federal, state, municipal and other governmental taxes, levies, charges, claims and assessments which are or may be owed or collected by the Company with respect to its business, operations, Collateral or otherwise.
     Termination Date shall mean the date occurring five (5) years from the Closing Date and the same date in every year thereafter.
     Test Period shall mean (i) for the fiscal month ending February 28, 2007 for the two-month period then ending, (ii) for the fiscal month ending March 31, 2007 for the three-month period then ending, (iii) for the fiscal month ending April 30, 2007 for the four-month period then ending, (iv) for the fiscal month ending May 31, 2007 for the five-month period then ending, (v) for the fiscal month ending June 30, 2007 for the six-month period then ending, (vi) for the fiscal month ending July 31, 2007 for the seven-month period then ending, (vii) for the fiscal month ending August 31, 2007 for the eight-month period then ending, (viii) for the fiscal month ending September 30, 2007 for thee nine-month period then ending, (ix) for the fiscal month ending October 31, 2007 for the ten-month period then ending, and (x) for the fiscal month ending November 30, 2007 for the eleven-month period then ending.
     Trade Accounts Receivable shall mean that portion of the Company’s Accounts which arises from the sale of Inventory, the rendition of services or license of intellectual property, in each case, in the ordinary course of the Company’s business.
     Trademarks shall mean all present and hereafter acquired trademarks, trademark registrations, recordings, applications, tradenames, trade styles, corporate names, business names, service marks, logos and any other designs or sources of business identities, prints and labels (on which any of the foregoing may appear), all reissues and renewals thereof, all licenses thereof, all other general intangible, intellectual property and other rights pertaining to any of the foregoing, together with the goodwill associated therewith, and all income, royalties and other Proceeds of any of the foregoing.
Financial Agreement — Pizza Inn

     UCC shall mean the Uniform Commercial Code as the same may be amended and in effect from time to time in the State of New York.
     Unfinanced Capital Expenditure shall mean Capital Expenditures and payments on Capital Leases by Company to the extent not financed pursuant to Indebtedness of Company having a final maturity (or which is renewable or extendable at the option of Company for a period ending) more than one year after the date of creation thereof.
     Working Day shall mean any Business Day on which dealings in foreign currencies and exchanges between banks may be transacted.
SECTION 2. CONDITIONS PRECEDENT.
     2.1. Conditions Precedent to Initial Funding. The obligation of CIT to make the initial loans and to assist the Company in obtaining initial Letters of Credit hereunder, immediately prior to or concurrently with the making of such loans or the issuance of such Letters of Credit, of the following conditions precedent:
     (a) Lien Searches. CIT shall have received tax lien, judgment lien and Uniform Commercial Code searches from all jurisdictions reasonably required by CIT, and such searches shall verify that CIT has a first priority security interest in the Collateral, subject to Permitted Encumbrances.
     (b) Casualty Insurance. The Company shall have delivered to CIT evidence satisfactory to CIT that all Required Insurance is in full force and effect, and CIT shall have confirmed that CIT has been named as a loss payee or additional insured with respect to the Required Insurance in a manner satisfactory to CIT.
     (c) UCC Filings. All UCC financing statements and similar documents required to be filed in order to create in favor of CIT a first priority perfected security interest in the Collateral (to the extent that such a security interest may be perfected by a filing under the UCC or applicable law), shall have been properly filed in each office in each jurisdiction required. CIT shall have received (i) acknowledgement copies of all such filings (or, in lieu thereof, CIT shall have received other evidence satisfactory to CIT that all such filings have been made), and (ii) evidence that all necessary filing fees, taxes and other expenses related to such filings have been paid in full.
     (d) Resolutions. CIT shall have received a copy of resolutions of the board of directors of the Company authorizing the execution, delivery and performance of the Loan Documents to be executed by the Company and each Guarantor, certified by the Secretary or Assistant Secretary of the Company and each Guarantor as of the date hereof, together with a certificate of such Secretary or Assistant Secretary as to the incumbency and signature of the officer(s) executing the Loan Documents on behalf of the manager of the Company.
     (e) Organizational Documents. CIT shall have received a copy of the Certificate or Articles of Incorporation of the Company and each Guarantor, certified by the applicable authority in the Company’s or such Guarantor’s, as applicable, State of
Financial Agreement — Pizza Inn

incorporation, and copies of the bylaws (as amended through the date hereof) of the Company and each Guarantor, certified by the Secretary or an Assistant Secretary thereof.
     (f) Officer’s Certificate. CIT shall have received an executed Officer’s Certificate for the Company and each Guarantor, satisfactory in form and substance to CIT, certifying that as of the Closing Date (i) the representations and warranties contained herein are true and correct in all material respects, (ii) the Company and each Guarantor is in compliance with all of the terms and provisions set forth herein and (iii) no Default or Event of Default has occurred.
     (g) [Intentionally Deleted].
     (h) Disbursement Authorizations. The Company shall have delivered to CIT all information necessary for CIT to issue wire transfer instructions on behalf of the Company for the initial and subsequent loans and/or advances to be made under this Financing Agreement, including disbursement authorizations in form acceptable to CIT.
     (i) Examination & Verification; Net Availability; Projections. CIT shall have completed and be satisfied with an updated examination and verification of the Trade Accounts Receivable, Inventory and the books and records of the Company, and such examination shall indicate that (i) after giving effect to all loans, advances and extensions of credit to be made at closing, the Company shall have opening Net Availability of not less than $1,300,000, it being understood that this requirement contemplates that all debts and obligations are current, and that all payables are being handled in the normal course of Company’s business and consistent with its past practice, and (ii) no material adverse change has occurred in the financial condition, business, prospects, profits, operations or assets of the Company, the Company’s subsidiaries or the Guarantors since September 30, 2006. In addition, the Company shall have delivered to CIT, and CIT shall be satisfied with, balance sheet, income statement, cash flows and Net Availability projections for the Company for not less than twelve (12) months following the Closing Date.
     (j) Depository Accounts; Payment Direction. (i) The Company or CIT shall have established one or more Depository Accounts with respect to the collection of Accounts and the deposit of proceeds of Collateral, and (ii) CIT, the Company and each depository bank shall have entered into a Depository Account Control Agreement with respect to each Depository Account.
     (k) Existing Credit Agreement. (i) The Company’s existing credit agreement with Wells Fargo Bank, National Association (the “Existing Lender”) shall be terminated, (ii) all loans and obligations of the Company and the Guarantors with respect thereto shall be paid or satisfied in full utilizing the proceeds of the initial Revolving Loans to be made under this Financing Agreement, and (iii) all liens and security interests in favor of the Existing Lender in connection therewith shall be terminated and/or released upon such payment.
Financial Agreement — Pizza Inn

     (l) Guaranty and Related Documents. The Guarantors shall have executed and delivered to CIT the Guaranties.
     (m) Opinions. Subject to the filing, priority and remedies provisions of the UCC, the provisions of the Bankruptcy Code, insolvency statutes or other like laws, the equity powers of a court of law and such other matters as may be agreed upon with CIT, counsel for the Company and the Guarantors shall have delivered to CIT opinion(s) satisfactory to CIT.
     (n) Legal Restraints/Litigation. As of the Closing Date, there shall be no (x) injunction, writ or restraining order restraining or prohibiting the consummation of the financing arrangements contemplated under this Financing Agreement, or (y) suit, action, investigation or proceeding (judicial or administrative) pending against the Company, any Guarantor, any subsidiary of the Company or any of their assets, which, in the opinion of CIT, if adversely determined, could have a Material Adverse Effect.
     (o) Additional Documents. The Company shall have executed and delivered to CIT the Loan Documents necessary to consummate the lending arrangement contemplated by this Financing Agreement.
     (p) Background Checks. CIT shall have received and be satisfied with background checks on key managers and stockholders of the Company as CIT shall designate.
     (q) Pledge Agreements. The Company shall have executed and delivered to CIT a stock pledge agreement in form and substance satisfactory to CIT covering all capital stock in the Company’s subsidiaries owned by the Company (including the Guarantors), together with all stock certificates and duly executed stock powers (undated and in-blank) with respect thereto (“Pledge Agreement”).
     (r) Security Agreement. The Guarantors shall have executed and delivered to CIT a security agreement in form and substance satisfactory to CIT granting CIT a first priority lien in all assets of the Guarantors, subject to Permitted Encumbrances.
     (s) Sale/Lease Transaction. The Company shall have consummated a sale/leaseback transaction, the documentation of which shall be in a form of substance satisfaction to CIT, and CIT shall have received evidence that Company has received net cash proceeds of at least $10,600,000 in connection therewith.
     (t) Satisfaction of Settlement with respect to Litigation. The CIT shall have received evidence that the Company has paid $2,800,000 to the former CEO of the Company and such settlement has been complied with in all respects by the Company.
     Upon the execution of this Financing Agreement and the initial disbursement of the initial loans hereunder, all of the above conditions precedent shall have been deemed satisfied, except as the Company and CIT shall otherwise agree in a separate writing.
Financial Agreement — Pizza Inn

     2.2. Conditions to Each Extension of Credit. Subject to the terms of this Financing Agreement, including without limitation CIT’s rights pursuant to Section 10.2 hereof, the agreement of CIT to make any extension of credit requested to be made by it to Company on any date (including without limitation, the initial extension of credit) is subject to the satisfaction of the following conditions precedent:
     (a) Representations and Warranties. Each of the representations and warranties made by Company in or pursuant to this Financing Agreement shall be true and correct in all material respects on and as of such date as if made on and as of such date.
     (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extension of credit requested to be made on such date.
     (c) Borrowing Base. Except as may be otherwise agreed to from time to time by CIT and the Company in writing, after giving effect to the extension of credit requested to be made by Company on such date, the aggregate outstanding balance of the Revolving Loans and outstanding Letters of Credit owing by Company will not exceed the lesser of (i) the Revolving Line of Credit or (ii) the Borrowing Base.
     Each borrowing by Company hereunder shall constitute a representation and warranty by the Company as of the date of such loan or advance that each of the representations, warranties and covenants contained in the Financing Agreement have been satisfied and are true and correct, except as the Company and CIT shall otherwise agree herein or in a separate writing.
SECTION 3. REVOLVING LOANS AND COLLECTIONS.
     3.1. Funding Conditions and Procedures.
     (a) Amounts and Requests. Subject to the terms and conditions of this Financing Agreement, CIT agrees to make loans and advances to the Company on a revolving basis (i.e. subject to the limitations set forth herein, the Company may borrow, repay and re-borrow Revolving Loans). In no event shall CIT have an obligation to make a Revolving Loan to the Company, nor shall the Company be entitled to request or receive a Revolving Loan, if (i) a Default or Event of Default shall have occurred and remain outstanding on the date of request for such Revolving Loan or the date of the funding thereof, (ii) the amount of such Revolving Loan, when added to the principal amount of the Revolving Loans outstanding plus the undrawn amount of all Letters of Credit on the date of the request therefor or the funding thereof, would exceed the Revolving Line of Credit, or (iii) amount of such Revolving Loan would exceed the Net Availability of the Company on the date of the request therefor or the funding thereof. Any request for Revolving Loan must be received by an officer of CIT no later than 11:00 a.m., New York, New York time, (a) on the Business Day on which such Revolving Loan is required, if the request is for a Chase Bank Rate Loan, or (b) three (3) Business Days prior to the Business Day on which such Revolving Loan is required, if
Financial Agreement — Pizza Inn

the request is for a LIBOR Loan. The funding of any LIBOR Loan is also subject to the satisfaction of the conditions set forth in Section 8.9 of this Financing Agreement.
     (b) Phone and Electronic Loan Requests. The Company hereby authorizes CIT to make Revolving Loans to the Company based upon a telephonic or e-mail request (or, if permitted by CIT, based upon a request posted on CIT’s System) made by any officer or other employee of the Company that the Company has authorized in writing to request Revolving Loans hereunder, as reflected by CIT’s records. Each telephonic, e-mail or posted request by the Company shall be irrevocable, and the Company agrees to confirm any such request for a Revolving Loan in a writing approved by CIT and signed by such authorized officer or employee, within one (1) Business Day of CIT’s request for such confirmation. CIT shall have the right to rely on any telephonic, e-mail or posted request for a Revolving Loan made by anyone purporting to be an officer or other employee of the Company that the Company has authorized in writing to request Revolving Loans hereunder, without further investigation.
     (c) Reaffirmation of Representations and Warranties. Except for the representations and warranties set forth in Sections 6.7, 6.8, 6.9 and 7.1, all of the representations and warranties made by the Company in this Financing Agreement shall be deemed to be remade by the Company each time that the Company requests a Revolving Loan or a Letter of Credit under this Financing Agreement, and each such request shall also constitute a representation and warranty by the Company that, after giving effect to the requested Revolving Loan or Letter of Credit, no Default or Event of Default shall have occurred and remain outstanding.
     3.2. Handling of Proceeds of Collateral; Cash Dominion.
     (a) Collection of Accounts and Other Proceeds. The Company, at its expense, will enforce and collect payments and other amounts owing on all Accounts in the ordinary course of the Company’s business subject to the terms hereof. Except as set forth below, the Company agrees to direct its account debtors to send payments on all Accounts directly to a lockbox associated with a Depository Account, and to include on all of the Company’s invoices the address of such a lockbox as the sole address for remittance of payment. With respect to any payment on an Account or other Proceeds of the sale of Collateral that the Company receives, including checks, cash, receipts from credit card sales and receipts, notes or other instruments or property with respect to any Collateral, the Company agrees to hold such proceeds in trust for CIT, separate from the Company’s other property and funds, and to deposit such proceeds directly into a Depository Account on the Business Day received.
     (b) Transfer of Funds from Depository Accounts. Funds remaining on deposit in a Depository Account shall be transferred to CIT’s Bank Account on each Business Day in accordance with the terms and provisions of the applicable Depository Account Control Agreement, and the Company agrees to take all actions reasonably required by CIT or any bank at which a Depository Account is maintained in order to effectuate the transfer of funds in this manner. Subject to charges for Collection Days, all amounts received from a Depository Account and any other proceeds of the Collateral
Financial Agreement — Pizza Inn

deposited into CIT’s Bank Account will, for purposes of calculating Net Availability and interest, be credited to the Revolving Loan Account on the date of deposit in CIT’s Bank Account. No checks, drafts or other instruments received by CIT shall constitute final payment to CIT unless and until such instruments have actually been collected.
     (c) New Depository Accounts. The Company agrees not to open any lockbox or new bank account into which Proceeds of Collateral are to be delivered or deposited unless concurrently with the opening of such lockbox and/or bank account, CIT, the Company and the bank which will maintain such lockbox or at which such account will be maintained, execute a Depository Account Control Agreement with respect to such lockbox and/or related bank account. Upon compliance with the terms set forth above, such lockbox and/or bank account shall constitute a Depository Account for purposes of this Financing Agreement.
     (d) Credit Card Receipts. The Company agrees to direct all credit card processors handling proceeds of sale of the Company’s Inventory to transfer all funds due to the Company pursuant to such arrangement directly to a Depository Account. Promptly after the establishment of any credit card processing or depository relationship, the Company agrees to notify CIT in writing of the establishment of such relationship and shall cause the credit card processor to execute and deliver to CIT an agreement in form and substance satisfactory to CIT, pursuant to which the credit card processor agrees to deposit all sums due to the Company pursuant to such arrangement directly to a Depository Account.
     3.3. Revolving Loan Account. CIT shall charge the Revolving Loan Account for all loans and advances made by CIT to the Company or for the Company’s account, and for all any other Obligations, including Out-of-Pocket Expenses, when due and payable hereunder. Subject to the provisions of Section 3.5 below, CIT will credit the Revolving Loan Account with all amounts received by CIT from each Depository Account or from others for the Company’s account, including, as set forth above, all amounts received by CIT in payment of Accounts, and such amounts will be applied to payment of the Obligations in the order and manner set forth herein. In no event shall prior recourse to any Account or other security granted to or by the Company be a prerequisite to CIT’s right to demand payment of any of the Obligations. In addition, the Company agrees that CIT shall have no obligation whatsoever to perform in any respect any of the Company’s contracts or obligations relating to the Accounts.
     3.4. Repayment of Overadvances. If at any time (a) the sum of the outstanding balance of Revolving Loans and undrawn amount of Letters of Credit exceed the Revolving Line of Credit, or (b) an Overadvance exists, the amount of such excess (in the case of clause (a)) or the amount of the Overadvance (in the case of clause (b)) shall be immediately due and payable, unless CIT otherwise agrees in writing. Should CIT for any reason honor requests for Overadvances, such Overadvances shall be made in CIT’s sole discretion and subject to any additional terms CIT deems necessary.
Financial Agreement — Pizza Inn

     3.5. Application of Proceeds of Collateral.
     (a) Generally. Unless this Financing Agreement expressly provides otherwise, so long as no Event of Default shall have occurred and remain outstanding, CIT agrees to apply (i) all Proceeds of Trade Accounts Receivable to the Revolving Loan Account, (ii) all Proceeds of all other Collateral and any other payment received by CIT with respect to the Obligations, in such order and manner as CIT shall elect in the exercise of its reasonable business judgment.
     (b) Application of Proceeds to Chase Bank Rate Loans and LIBOR Loans. So long as no Event of Default shall have occurred and remain outstanding, CIT agrees to apply all Proceeds of Collateral and other payments described in Section 3.5(a) to Chase Bank Rate Loans until there are no Chase Bank Rate Loans outstanding, and then to LIBOR Loans; provided that in the event the aggregate outstanding principal amount of Revolving Loans that are LIBOR Loans exceeds Net Availability or any other applicable limit set forth herein, CIT may apply all proceeds of Collateral received by CIT to the payment of the Obligations in such manner and in such order as CIT may elect in the exercise of its reasonable business judgment. Subject to the terms of the preceding sentence, so long as no Event of Default shall have occurred and remain outstanding, if CIT receives Proceeds of Collateral or other payments that exceed the outstanding principal amount of Revolving Loans that are Chase Bank Rate Loans, the Company may request, in writing, that CIT not apply such excess Proceeds to outstanding Revolving Loans that are LIBOR Loans, in which case CIT shall remit such excess to the Company. If as a result of the application of the provisions of this Section 3.5(b), any Proceeds of Collateral are applied to loans that are LIBOR Loans, such application shall be treated as a prepayment of such LIBOR Loans and CIT shall be entitled to the costs and fees provided for in Section 8.10 hereof.
     (c) Application of Proceeds During an Event of Default. If an Event of Default shall have occurred and remain outstanding, CIT may apply all Proceeds of Collateral and all other payments received by CIT to the payment of the Obligations in such manner and in such order as CIT may elect in its sole discretion. If as a result of the application of the provisions of this Section 3.5(c), any Proceeds or payments are applied to loans that are LIBOR Loans, such application shall be treated as a prepayment of such LIBOR Loans and CIT shall be entitled to the costs and fees provided for in Section 8.10 hereof.
     3.6. Monthly Statement. After the end of each month, CIT agrees to prepare and make available to the Company by posting to CIT’s System, a statement showing the accounting for the charges, loans, advances and other transactions occurring between CIT and the Company during that month. Absent manifest error, each monthly statement shall be deemed correct and binding upon the Company and shall constitute an account stated between the Company and CIT unless CIT receives a written statement of exception from the Company within thirty (30) days of the date of such monthly statement.
     3.7. Access to CIT’s System. CIT shall provide to the Company access to CIT’s System during normal business hours, for the purposes of (i) obtaining information regarding
Financial Agreement — Pizza Inn

loan balances and Net Availability, and (ii) if permitted by CIT, making requests for Revolving Loans and submitting borrowing base certificates. Such access shall be subject to the following terms, in addition to all terms set forth on the website for CIT’s System:
     (a) CIT shall provide to the Company an initial password for secured access to CIT’s System. The Company shall provide CIT with a list of officers and employees that are authorized from time to time access CIT’s System, and the Company agrees to limit access to the password and CIT’s System to such authorized officers and employees. After the initial access, the Company shall be solely responsible for (i) changing and maintaining the integrity of the Company’s password and (ii) any unauthorized use of the Company’s password or CIT’s System by the Company’s officers and employees.
     (b) The Company shall use the CIT’s System and the Company’s information thereon solely for the purposes permitted above, and shall not access the CIT’s System for the benefit of third parties or provide any information obtained from the CIT’s System to third parties. CIT makes no representation that loan balance or Net Availability information is or will be available, accurate, complete, correct or current at all times. CIT’s System may be inoperable or inaccessible from time to time, whether for required website maintenance, upgrades to CIT’s System, or for other reasons, and in any such event the Company must obtain loan balance and Net Availability information, and (if permitted by CIT) make requests for Revolving Loans and submit borrowing base certificates using other available means.
     (c) The Company hereby confirms and agrees that CIT’s System consist of proprietary software, data, tools, scripts, algorithms, business logic, website designs and interfaces and related intellectual property, information and documentation. CIT’s System and related intellectual property, information and documentation are the sole and exclusive property of CIT, and the Company shall have no right, title or interest therein or thereto, except for the limited right to access CIT’s System for the purposes permitted above. Upon termination of this Financing Agreement, the Company agrees to cease any use of the CIT’s System.
     (d) All agreements, covenants and representations and warranties made by the Company in any borrowing base certificate submitted to CIT by means of CIT’s System are incorporated herein by reference.
SECTION 4. [INTENTIONALLY DELETED].
SECTION 5. LETTERS OF CREDIT.
     In order to assist the Company in establishing or opening Letters of Credit with an Issuing Bank, the Company has requested that CIT join in the applications for such Letters of Credit, and/or guarantee payment or performance of such Letters of Credit and any drafts or acceptances thereunder through the issuance of one or more Letter of Credit Guaranties, thereby lending CIT’s credit to the Company, and CIT has agreed to do so. These arrangements shall be
Financial Agreement — Pizza Inn

handled by CIT subject to satisfaction of the conditions set forth in Section 2.1 hereof and the terms and conditions set forth below.
     5.1. Assistance and Purpose. Within the Revolving Line of Credit and subject to sufficient Net Availability, CIT shall assist the Company in obtaining Letters of Credit in an aggregate undrawn amount outstanding at any time not to exceed the Letter of Credit Sub-Line. The term, form and purpose of each Letter of Credit and all documentation in connection therewith, and any amendments, modifications or extensions thereof, must be mutually acceptable to CIT, the Issuing Bank and the Company, provided that the Company shall not request a Letter of Credit to support the purchase of domestic Inventory or to secure present or future indebtedness owed to suppliers of domestic Inventory. Notwithstanding any other provision of this Financing Agreement to the contrary, if a Default or an Event of Default shall have occurred and remain outstanding, CIT’s assistance in connection with any Letter of Credit shall be in CIT’s sole discretion.
     5.2. Authority to Charge Revolving Loan Account. The Company hereby authorizes CIT, without notice to the Company, to charge the Revolving Loan Account with the amount of all indebtedness, liabilities and obligations of any kind incurred by CIT under a Letter of Credit Guaranty, including the charges of an Issuing Bank, as such indebtedness, liabilities and obligations are charged to or paid by CIT, or, if earlier, upon the occurrence of an Event of Default. Any amount charged to the Revolving Loan Account shall be deemed a Chase Bank Rate Loan hereunder and shall incur interest at the rate provided in Section 8.1 (or Section 8.2, if applicable) of this Financing Agreement. The Company confirms that any charges which CIT may make to the Revolving Loan Account as provided herein will be made as an accommodation to the Company and solely at CIT’s discretion.
     5.3. Indemnity Relating to Letters of Credit. The Company unconditionally indemnifies CIT and holds CIT harmless from any and all loss, claim or liability incurred by CIT arising from any transactions or occurrences relating to Letters of Credit established or opened for the Company’s account, the Collateral relating thereto and any drafts or acceptances thereunder, and all Obligations thereunder, including any such loss, claim or liability arising from any error, omission, negligence, misconduct or other action taken by an Issuing Bank, other than for any such loss, claim or liability arising out of the gross negligence or willful misconduct by CIT with respect to a Letter of Credit Guaranty. This indemnity shall survive the termination of this Financing Agreement and the repayment of the Obligations.
     5.4. Compliance of Goods, Documents and Shipments with Agreed Terms. CIT shall not be responsible for: (a) the existence, character, quality, quantity, condition, packing, value or delivery of the goods purporting to be represented by any documents relating to any Letter of Credit; (b) any difference or variation in the character, quality, quantity, condition, packing, value or delivery of the goods from that expressed in such documents; (c) the validity, sufficiency or genuineness of such documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; (d) the time, place, manner or order in which shipment is made; (e) partial or incomplete shipment, or failure or omission to ship any or all of the goods referred to in the Letters of Credit or documents relating thereto; (f) any deviation from instructions; (g) delay, default, or fraud by
Financial Agreement — Pizza Inn

the shipper and/or anyone else in connection with the goods or the shipping thereof; or (h) any breach of contract between the shipper or vendors and the Company.
     5.5. Handling of Goods, Documents and Shipments. The Company agrees that any action taken by CIT, if taken in good faith, or any action taken by the Issuing Bank of whatever nature, under or in connection with the Letters of Credit, the Letter of Credit Guaranties, drafts or acceptances relating to Letters of Credit, or the goods subject thereto, shall be binding on the Company and shall not result in any liability whatsoever of CIT to the Company. CIT shall have the full right and authority, in CIT’s name, to (a) clear and resolve any questions of non-compliance of documents, (b) give any instructions as to acceptance or rejection of any documents or goods, (c) execute any and all steamship or airways guaranties (and applications therefor), indemnities or delivery orders, (d) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents, and (e) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, the Letters of Credit, the Letter of Credit Guaranties or drafts or acceptances relating to Letters of Credit. An Issuing Bank shall be entitled to comply with and honor any and all such documents or instruments executed by or received solely from CIT, without any notice to or any consent from the Company. Notwithstanding any prior course of conduct or dealing with respect to the foregoing (including amendments to and non-compliance with any documents, and/or the Company’s instructions with respect thereto), CIT may exercise its rights under this Section 5.5 in its sole but reasonable business judgment. In addition, the Company agrees not to: (a) at any time, (i) execute any application for steamship or airway guaranties, indemnities or delivery orders, (ii) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances or documents, or (iii) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letters of Credit, drafts or acceptances; and (b) if an Event of Default shall have occurred and remain outstanding, (i) clear and resolve any questions of non-compliance of documents or (ii) give any instructions as to acceptances or rejection of any documents or goods.
     5.6. Compliance with Laws; Payment of Levies and Taxes. The Company agrees that (a) all necessary import and export licenses and certificates necessary for the import or handling of the Collateral will be promptly procured, (b) all foreign and domestic governmental laws and regulations in regard to the shipment and importation of the Collateral or the financing thereof will be promptly and fully complied with, and (c) any certificate in that regard that CIT may at any time request will be promptly furnished to CIT. In connection herewith, the Company represents and warrants to CIT that all shipments made under any Letter of Credit are and will be in compliance with the laws and regulations of the countries in which the shipments originate and terminate, and are not prohibited by any such laws and regulations. The Company assumes all risk, liability and responsibility for, and agrees to pay and discharge, all present and future local, state, federal or foreign Taxes, duties, or levies pertaining to the importation and delivery of the Collateral. Any embargo, restriction, law, custom or regulation of any country, state, city, or other political subdivision, where the Collateral is or may be located, or wherein payments are to be made, or wherein drafts may be drawn, negotiated, accepted, or paid, shall be solely the Company’s risk, liability and responsibility.
Financial Agreement — Pizza Inn

     5.7. Subrogation Rights. Upon any payments made to an Issuing Bank under a Letter of Credit Guaranty, CIT shall acquire by subrogation, any rights, remedies, duties or obligations granted to or undertaken by the Company to the Issuing Bank in any application for Letter of Credit, any standing agreement relating to Letters of Credit or otherwise, all of which shall be deemed to have been granted to CIT and apply in all respects to CIT and shall be in addition to any rights, remedies, duties or obligations contained herein.
SECTION 6. COLLATERAL.
     6.1. Grant of Security Interest.
     (a) As security for the prompt payment in full of all Obligations, the Company hereby pledges and grants to CIT a continuing general lien upon, and security interest in, all of the Collateral.
     (b) Extent of Security Interests. The security interests granted hereunder shall extend and attach to:
     (i) all Collateral which is presently in existence and which is owned by the Company or in which the Company has any interest, whether held by the Company or by others for the Company’s account, and, if any Collateral is Equipment, whether the Company’s interest in such Equipment is as owner, lessee or conditional vendee;
     (ii) all Equipment whether the same constitutes personal property or fixtures, including, but without limiting the generality of the foregoing, all dies, jigs, tools, benches, molds, tables, accretions, component parts thereof and additions thereto, as well as all accessories, motors, engines and auxiliary parts used in connection with, or attached to, the Equipment; and
     (iii) all Inventory and any portion thereof which may be returned, rejected, reclaimed or repossessed by either CIT or the Company from the Company’s customers, as well as to all supplies, goods, incidentals, packaging materials, labels and any other items which contribute to the finished goods or products manufactured or processed by the Company, or to the sale, promotion or shipment thereof.
     6.2. Limited License. Regardless of whether CIT’s security interests in any of the General Intangibles has attached or is perfected, the Company hereby irrevocably grants to CIT a royalty-free, non-exclusive license to use the Company’s Trademarks, Copyrights, Patents and other proprietary and intellectual property rights, in connection with the (i) advertisement for sale, and the sale or other disposition of, any finished goods Inventory by CIT in accordance with the provisions of this Financing Agreement, and (ii) the manufacture, assembly, completion and preparation for sale of any unfinished Inventory by CIT in accordance with the provisions of this Financing Agreement.
Financial Agreement — Pizza Inn

     6.3. Representations, Covenants and Agreements Regarding Collateral Generally.
     (a) Representations and Warranties. The Company hereby represents and warrants to CIT that except for Permitted Encumbrances, (i) upon the filing of UCC financing statements covering the Collateral in all required jurisdictions, this Financing Agreement creates a valid, perfected, first priority security interest in all personal property of the Company as to which perfection may be achieved by filing, (ii) CIT’s security interests in the Collateral constitute, and will at all times constitute, first priority and exclusive liens on the Collateral, and (iii) the Company is, or will be at the time additional Collateral is acquired by the Company, the absolute owner (except with respect to intellectual property licenses) of the Collateral with full right to pledge, sell, transfer and create a security interest therein, free and clear of any and all claims or liens other than Permitted Encumbrances.
     (b) Covenants. The Company, at its expense, agrees to forever warrant and defend the Collateral from any and all claims and demands of any other person, other than holders of Permitted Encumbrances.
     6.4. Representations Regarding Accounts and Inventory. The Company represents and warrants to CIT that:
     (a) each Trade Account Receivable is based on an actual and bona fide sale and delivery of Inventory, rendition of services or license of intellectual property to customers, made by the Company in the ordinary course of its business;
     (b) the Inventory being sold and the Trade Accounts Receivable created by such sales are the exclusive property of the Company and are not subject to any lien, consignment arrangement, encumbrance, security interest or financing statement whatsoever, other than Permitted Encumbrances;
     (c) the invoices evidencing such Trade Accounts Receivable are in the name of the Company or Norco Restaurant Services, a division of the Company;
     (d) the customers of the Company have accepted the Inventory or services, owe and are obligated to pay the full amounts stated in the invoices according to their terms, without dispute, offset, defense, counterclaim or contra, except for disputes and other matters, including immaterial adjustments and discounts, arising in the ordinary course of business of which the Company has notified CIT pursuant to Section 7.2(g) hereof; and
     (e) the Company’s Inventory is marketable in the ordinary course of the Company’s business, and no Inventory has been produced in violation of the Fair Labor Standards Act (29 U.S.C. §201 et seq.), as amended.
Financial Agreement — Pizza Inn

     6.5. Covenants and Agreements Regarding Accounts and Inventory.
     (a) The Company confirms to CIT that all Taxes and fees relating to the Company’s business, the Company’s sales, and the Accounts or Inventory relating thereto, are the Company’s sole responsibility, and that same will be paid by the Company when due, subject to Section 7.2(d) hereof, and that none of said Taxes or fees represent a lien on or claim against the Accounts, other than a Permitted Tax Lien.
     (b) The Company agrees not to acquire any Inventory on a consignment basis, nor co-mingle its Inventory with any goods of its customers or any other person (whether pursuant to any bill and hold sale or otherwise).
     (c) The Company agrees to maintain such books and records regarding Accounts and Inventory as CIT reasonably may require and agrees that the books and records of the Company will reflect CIT’s interest in the Accounts and Inventory. In support of the continuing assignment and security interest of CIT in the Accounts and Inventory, the Company also agrees to deliver to CIT all of the schedules, reports and other information described in Section 7.2(g) of this Financing Agreement. The Company’s failure to maintain its books in the manner provided herein or to deliver to CIT any of the foregoing information shall in no way affect, diminish, modify or otherwise limit the security interests granted to CIT in the Accounts and Inventory.
     (d) The Company agrees to issue credit memoranda promptly after accepting returns or granting allowances, and to deliver to CIT copies of such credit memoranda as and when required to do so under Section 7.2(g) hereof.
     (e) The Company agrees to safeguard, protect and hold all Inventory for CIT’s account and to make no sale or other disposition thereof except in the ordinary course of the Company’s business, on open account and on commercially reasonable terms consistent with the Company’s past practices. Notwithstanding the ordinary course of the Company’s business and the Company’s past practices, the Company agrees not sell inventory on a consignment basis, nor retain any lien on or security interest in any Inventory sold by the Company. As to any sale or other disposition of Inventory, CIT shall have all of the rights of an unpaid seller, including stoppage in transit, replevin, rescission and reclamation. The Company agrees to handle all Proceeds of sales of Inventory in accordance with the provisions of Section 3.2 hereof.
     6.6. Covenants and Agreements Regarding Equipment.
     (a) Maintenance of Equipment. The Company agrees to (i) maintain the Equipment in as good and substantial repair and condition as the Equipment is now maintained (or at the time that CIT’s security interest may attach to the Equipment), reasonable wear and tear excepted, (ii) make any and all repairs and replacements when and where necessary, and (iii) safeguard, protect and hold all Equipment in accordance with the terms hereof and subject to CIT’s security interest. The Equipment will only be used by the Company in the operation of its business and will not be sold or held for sale or lease, except as expressly provided in Section 6.6(b) below.
Financial Agreement — Pizza Inn

     (b) Sales of Equipment. The Company may sell obsolete Equipment or surplus Equipment from time to time, provided that in each such instance: (i) no Event of Default shall have occurred and remain outstanding at the time of such sale; (ii) the aggregate book value of the Equipment (x) other than the Equipment described in subclause (ii)(y) of this sentence, that is the subject of the sale does not exceed $150,000 in any fiscal year of the Company, (y) that is located at the Company’s premises at 375 Greens Road, Houston, Texas 77060 and 5596 North Freeway, Houston, Texas 77076, that is the subject of the sale does not exceed $150,000 and (z) consisting of trailers leased by the Company as of the Closing Date that are the subject of such sale(s) do not exceed $200,000, in the aggregate; and (iii) all net proceeds of such sales are either (x) promptly delivered by the Company to CIT by deposit to the Depository Account for application to the Obligations in such manner and in such order as CIT may elect in the exercise of its reasonable business judgment), or (y) within 90 days of such sale, used to purchase replacement Equipment that the Company determines in its reasonable business judgment to have a value at least equal to the Equipment sold. Except as set forth above, the Company agrees not to sell, transfer, lease or otherwise dispose of any item of Equipment without CIT’s prior written consent. Upon the sale, transfer, lease or other disposition of Equipment, CIT’s security interest in the Equipment shall, without break in continuity and without further formality or act, continue in, and attach to, all Proceeds. Such Proceeds shall not be commingled with the Company’s other property, but shall be segregated, held by the Company in trust for CIT as CIT’s exclusive property. As to any such sale, transfer, lease or other disposition, CIT shall have all of the rights of an unpaid seller, including stoppage in transit, replevin, rescission and reclamation.
     6.7. General Intangibles. The Company represents and warrants to CIT that as of the date hereof, the Company possesses all material General Intangibles necessary to conduct the Company’s business as presently conducted. The Company agrees to maintain the Company’s rights in, and the value of, all material General Intangibles, and to pay when due all payments required to maintain in effect any licensed rights. The Company shall provide CIT with adequate notice of the acquisition of rights with respect to any additional Patents, Trademarks and Copyrights so that CIT may, to the extent permitted under the documentation granting such rights or applicable law, perfect its security interest in such rights in a timely manner.
     6.8. Commercial Tort Claims. The Company represents and warrants to CIT that as of the date hereof, the Company holds no interest in any commercial tort claim. If the Company at any time holds or acquires a commercial tort claim, the Company agrees to promptly notify CIT in writing of the details thereof, and in such writing the Company shall grant to CIT a security interest in such commercial tort claim and in the Proceeds thereof, all upon the terms of this Agreement.
     6.9. Letter of Credit Rights. The Company represents and warrants to CIT that as of the date hereof, the Company is not the beneficiary of any letter of credit. If the Company becomes a beneficiary under any letter of credit, the Company agrees to promptly notify CIT, and upon request by CIT, the Company agrees to either (a) cause the issuer of such letter of credit to consent to the assignment of the proceeds of such letter of credit to CIT pursuant to an agreement in form and substance satisfactory to CIT, or (b) cause the issuer of such letter of credit to name CIT as the transferee beneficiary of such letter of credit.
Financial Agreement — Pizza Inn

     6.10. Real Estate. Upon the request of CIT, the Company agrees to execute and deliver to CIT from time to time, a mortgage or deed of trust (as appropriate) in form and substance satisfactory to CIT on any Real Estate acquired by the Company after the date hereof as CIT shall require to obtain a valid first priority lien thereon, subject only to Permitted Encumbrances; provided, however, that Company shall not be required to mortgage any Real Estate owned on the Closing Date and located at Little Elm, Texas so long as such Real Estate is subject to the Negative Pledge.
     6.11. Reference to Other Loan Documents. Reference is hereby made to the other Loan Documents for additional representations, covenants and other agreements of the Company regarding the Collateral covered by such Loan Documents.
     6.12. Credit Balances; Additional Collateral.
     (a) The rights and security interests granted to CIT hereunder shall continue in full force and effect, notwithstanding the termination of this Financing Agreement or the fact that the Revolving Loan Account may from time to time be temporarily in a credit position, until the termination of this Financing Agreement and the full and final payment and satisfaction of the Obligations. Any reserves or balances to the credit of the Company (in the Revolving Loan Account or otherwise), and any other property or assets of the Company in the possession of CIT, may be held by CIT as Other Collateral, and applied in whole or partial satisfaction of such Obligations when due, subject to the terms of this Financing Agreement. The liens and security interests granted to CIT herein and any other lien or security interest which CIT may have in any other assets of the Company secure payment and performance of all present and future Obligations.
     (b) Notwithstanding CIT’s security interests in the Collateral, to the extent that the Obligations are now or hereafter secured by any assets or property other than the Collateral, or by the guaranty, endorsement, assets or property of any other person, CIT shall have the right in its sole discretion to determine which rights, security, liens, security interests or remedies CIT shall at any time pursue, foreclose upon, relinquish, subordinate, modify or take any other action with respect to, without in any way modifying or affecting any of such rights, security, liens, security interests or remedies, or any of CIT’s rights under this Financing Agreement.
     The Company makes the representations, covenants and agreements regarding Collateral contained in Section 6.3, 6.4, 6.5, 6.6, 6.7, 6.8, 6.9, 6.10, 6.11 and 6.12 on behalf of each Guarantor as if such representation, covenant and agreement applied to the Guarantor.
SECTION 7. REPRESENTATIONS, WARRANTIES AND COVENANTS
     7.1. Initial Disclosure Representations and Warranties. The Company represents and warrants to CIT that as of the date hereof:
     (a) Financial Condition. (i) The amount of the Company’s assets, at fair valuation, exceeds the book value of the Company’s liabilities, (ii) the amount of the Company’s and the Guarantors’ assets, on a consolidated basis, exceeds the book value of the Company’s and the Guarantors’ liabilities, on a consolidated basis, (iii) the
Financial Agreement — Pizza Inn

Company, individually, is, and the Guarantors and the Company, on a consolidated basis, are, generally able to pay its or their debts, as applicable, as they become due and payable, and (iv) the Company does not have unreasonably small capital to carry on its business as currently conducted absent extraordinary and unforeseen circumstances. All financial statements of the Company previously furnished to CIT present fairly, in all material respects, the financial condition of the Company as of the date of such financial statements.
     (b) Organization Matters; Collateral Locations. Schedule 7.1(b) attached hereto correctly and completely sets forth (w) the Company’s and each Guarantor’s exact name, as currently reflected by the records of the Company’s or Guarantor’s, as applicable, State of incorporation, (x) the Company’s and each Guarantor’s State of incorporation, (y) the Company’s and each Guarantor’s federal employer identification number and State organization identification number (if any), and (z) the address of the Company’s and each Guarantor’s chief executive office and all locations of Collateral.
     (c) Power and Authority; Conflicts; Enforceability.
     (i) The Company and each Guarantor has full power and authority to execute and deliver this Financing Agreement and the other Loan Documents to which such party is a party, and to perform all of their obligations thereunder.
     (ii) The execution and delivery by the Company and the Guarantors of this Financing Agreement and the other Loan Documents to which such party is a party, and the performance of the Company’s and each Guarantor’s obligations thereunder, have been duly authorized by all necessary corporate or other relevant action, and do not (w) require any consent or approval of any director, shareholder, partner or member of the Company or any Guarantor, as applicable, that has not been obtained, (x) violate any term, provision or covenant contained in the organizational documents of the Company or any Guarantor, as applicable, (such as the certificate or articles of incorporation, certificate of origin, partnership agreement, by-laws or operating agreement), (y) violate, or cause the Company or any Guarantor to be in default under, any law, rule, regulation, order, judgment or award applicable to such party or its assets, or (z) violate any term, provision, covenant or representation contained in, or constitute a default under, or result in the creation of any lien under, any material loan agreement, lease, indenture, mortgage, deed of trust, note, security agreement or pledge agreement to which the Company is a signatory or by which the Company or any Guarantor or any of the Company’s or any Guarantor’s assets are bound or affected.
     (iii) This Financing Agreement and the other Loan Documents to which the Company and each Guarantor is a party constitute legal valid and binding obligations of the Company and such Guarantor, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium, fraudulent transfer and other laws affecting creditors’ rights generally, and subject to general principals of equity, regardless of whether considered in a proceeding at law or in equity.
Financial Agreement — Pizza Inn

     (d) Schedules. Each of the Schedules attached to this Financing Agreement set forth a true, correct and complete description of the matter or matters covered thereby.
     (e) Compliance with Laws. The Company (and each Guarantor) and the Company’s (and each Guarantor’s) properties are in compliance with all applicable federal, state and local acts, rules and regulations, and all orders of any federal, state or local legislative, administrative or judicial body or official, except to the extent the failure to so comply would not have a Material Adverse Effect. The Company (and each Guarantor) has obtained and maintains all permits, approvals, authorizations and licenses necessary to conduct its business as presently conducted, except to the extent the failure to have such permits, approvals, authorizations or licenses would not have a Material Adverse Effect.
     (f) Environmental Matters.
     (i) None of the operations of the Company or any Guarantor are the subject of any federal, state or local investigation to determine whether any remedial action is needed to address the presence or disposal of any environmental pollution, hazardous material or environmental clean-up of the Real Estate or any of the Company’s or any Guarantor’s leased real property. No enforcement proceeding, complaint, summons, citation, notice, order, claim, litigation, investigation, letter or other communication from a federal, state or local authority has been filed against or delivered to the Company or any Guarantor, regarding or involving any release of any environmental pollution or hazardous material on any real property now or previously owned or operated by the Company or any Guarantor.
     (ii) Neither the Company nor any Guarantor has any known contingent liability with respect to any release of any environmental pollution or hazardous material on any real property now or previously owned or operated by the Company or any Guarantor.
     (iii) Each of the Company and each Guarantor is in compliance with all environmental statutes, acts, rules, regulations and orders applicable to the operation of the Company’s and each Guarantor’s business, except to the extent that the failure to so comply would not have a Material Adverse Effect.
     (g) Pending Litigation. Except as previously disclosed by the Company and/or any Guarantor to CIT on the attached Schedule 7.1(g), there exist no actions, suits or proceedings of any kind by or against the Company and/or any Guarantor pending in any court or before any arbitrator or governmental body, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
     7.2. Affirmative Covenants. Until the termination of this Financing Agreement and the full and final payment and satisfaction of the Obligations:
     (a) Maintenance of Financial Records; Inspections. The Company and each Guarantor agrees to maintain books and records pertaining to the Company’s and
Financial Agreement — Pizza Inn

each Guarantor’s financial matters in such detail, form and scope as CIT reasonably shall require. The Company and each Guarantor agrees that CIT or its agents may enter upon the Company’s and each Guarantor’s premises at any time during normal business hours, and from time to time, in order to (i) examine and inspect the books and records of the Company and each Guarantor, and make copies thereof and take extracts therefrom, and (ii) verify, inspect and perform physical counts and other valuations of the Collateral and any and all records pertaining thereto. The Company and each Guarantor irrevocably authorizes all accountants and third parties to disclose and deliver directly to CIT, at the Company’s expense, all financial statements and information, books, records, work papers and management reports generated by them or in their possession regarding the Company and each Guarantor or the Collateral. All costs, fees and expenses incurred by CIT in connection with such examinations, inspections, physical counts and other valuations shall constitute Out-of-Pocket Expenses for purposes of this Financing Agreement.
     (b) Further Assurances. The Company and each Guarantor agrees to comply with the requirements of all state and federal laws in order to grant to CIT valid and perfected first priority security interests in the Collateral, subject only to the Permitted Encumbrances. CIT is hereby authorized by the Company and each Guarantor to file any financing statements, continuations and amendments covering the Collateral without the Company’s or any Guarantor’s signature in accordance with the provisions of the UCC. The Company and each Guarantor hereby consents to and ratifies the filing of any financing statements covering the Collateral by CIT on or prior to the Closing Date. The Company and each Guarantor agrees to do whatever CIT reasonably may request from time to time, by way of (i) filing notices of liens, financing statements, amendments, renewals and continuations thereof, (ii) cooperating with CIT’s agents and employees, (iii) keeping Collateral records, (iv) transferring proceeds of Collateral to CIT’s possession in accordance with the terms hereof and (v) performing such further acts as CIT reasonably may require in order to effect the purposes of this Financing Agreement, including the execution of control agreements with respect to Depository Accounts and Investment Property.
     (c) Insurance and Condemnation.
     (i) Required Insurance. The Company and each Guarantor agrees to maintain insurance on the Real Estate, Equipment and Inventory under such policies of insurance, with such insurance companies, in such reasonable amounts and covering such insurable risks as are at all times reasonably satisfactory to CIT (the “Required Insurance”). All policies covering the Real Estate, Equipment and Inventory are, subject to the rights of any holder of a Permitted Encumbrance having priority over the security interests of CIT, to be made payable solely to CIT, in case of loss, under a standard non-contributory “mortgagee”, “secured party” or “lender’s loss payable” clause or endorsement, and are to contain such other provisions as CIT reasonably may require to fully protect CIT’s interest in the Real Estate, Inventory and Equipment and to any payments to be made under such policies. Each loss payable endorsement in favor of CIT shall provide (x) for not less than thirty (30) days prior written notice to CIT of the exercise of any
Financial Agreement — Pizza Inn

right of cancellation and (y) that CIT’s right to payment under any property insurance policy will not be invalidated by any act or neglect of, or any breach of warranty or condition by, the Company or any other party. If an Event of Default shall have occurred and remain outstanding, CIT, subject to the rights of any holder of a Permitted Encumbrance having priority over the security interests of CIT, shall have the sole right, in the name of CIT or the Company, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.
     (ii) CIT’s Purchase of Insurance. Unless the Company provides CIT with evidence of the Required Insurance in the manner set forth in Section 7.2(c)(i) above, CIT may purchase insurance at the Company’s expense to protect CIT’s interests in the Collateral. The insurance purchased by CIT may, but need not, protect the Company’s and each Guarantor’s interests in the Collateral, and therefore such insurance may not pay any claim which the Company make or any claim which is made against the Company in connection with the Collateral. The Company may later request that CIT cancel any insurance purchased by CIT, but only after providing CIT with satisfactory evidence that the Company has the Required Insurance. If CIT purchases insurance covering all or any portion of the Collateral, the Company shall be responsible for the costs of such insurance, including interest (at the applicable rate set forth hereunder) and other charges accruing on the purchase price therefor, until the effective date of the cancellation or the expiration of the insurance, and CIT may charge all of such costs, interest and other charges to the Revolving Loan Account. The costs of the premiums of any insurance purchased by CIT may exceed the costs of insurance which the Company may be able to purchase on its own. In the event that CIT purchases insurance, CIT will notify the Company of such purchase within thirty (30) days after the date of such purchase. If, within thirty (30) days after the date of receipt of such notice, the Company provides CIT with proof that the Company and each Guarantor had the Required Insurance as of the date on which CIT purchased insurance and the Company and each Guarantor has continued at all times thereafter to have the Required Insurance, then CIT agrees to cancel the insurance purchased by CIT and credit the Revolving Loan Account for the amount of all costs, interest and other charges associated with such insurance that CIT previously charged to the Revolving Loan Account.
     (iii) Application of Insurance and Condemnation Proceeds. So long as no Event of Default shall have occurred and remain outstanding as of the date of CIT’s receipt of any Casualty Proceeds:
     (A) In the event of any loss or damage to any Inventory by condemnation, fire or other casualty, CIT agrees to apply the Casualty Proceeds to repay the outstanding Revolving Loans.
Financial Agreement — Pizza Inn

     (B) In the event of any loss or damage to any item of Collateral other than Inventory by condemnation, fire or other casualty, if the Casualty Proceeds relating to such condemnation, fire or other casualty are less than or equal to $100,000, CIT agrees to apply such Casualty Proceeds to repay the outstanding Revolving Loans.
     (C) In the event of any loss or damage to any item of Equipment by condemnation, fire or other casualty, if the Casualty Proceeds relating to such condemnation, fire or other casualty exceed $100,000, the Company may elect (by delivering written notice to CIT within ten (10) Business Days following CIT’s receipt of such Casualty Proceeds) to replace or repair such item of Equipment. If the Company elects to replace or repair any item of Equipment, CIT initially shall apply all such Casualty Proceeds to the outstanding Revolving Loans and will establish an Availability Reserve in an amount equal to such Casualty Proceeds. CIT agrees to reduce this Availability Reserve dollar-for-dollar as and when payments then are due under the contract(s) for the purchase of replacement Equipment or the repair of such item of Equipment. Upon the replacement or completion of repair of such item of Equipment, CIT will eliminate any remaining Availability Reserve established hereunder.
     (D) In the event of any loss or damage to any Real Estate leased by the Company by condemnation, fire or other casualty, the Company may use the Casualty Proceeds in the manner required or permitted by the lease agreement relating thereto. In the event of any loss or damage to any Real Estate owned by the Company by condemnation, fire or other casualty, if the Casualty Proceeds relating to such condemnation, fire or other casualty exceed $100,000, and so long as the Company has sufficient business interruption insurance to replace the lost profits of the facilities affected by the condemnation, fire or other casualty, the Company may elect to repair or replace such Real Estate, subject to the following terms:
     (1) If the Company reasonably determines that the Real Estate may be repaired to substantially the same condition of the Real Estate prior to the condemnation, fire or other casualty, the Company may elect to repair the Real Estate by delivering written notice to CIT within thirty (30) days following CIT’s receipt of such Casualty Proceeds. CIT initially shall apply all such Casualty Proceeds to the outstanding Revolving Loans and will establish an Availability Reserve in an amount equal to such Casualty Proceeds. The Company shall provide CIT with a repair plan, the contract(s) for repair and a total budget certified by an independent third party experienced in construction costing. If such budget indicates that there are insufficient Casualty Proceeds to cover the full cost of repair of the Real Estate, the Company shall fund such deficiency before the Availability Reserve established hereunder
Financial Agreement — Pizza Inn

shall be reduced. CIT agrees to reduce this Availability Reserve dollar-for-dollar as and when payments are due under the contract(s) for repair. Upon completion of the repair of the Real Estate (as determined by CIT in the exercise of its reasonable business judgment), CIT will eliminate any remaining Availability Reserve established hereunder.
     (2) The Company may elect to replace the Real Estate owned by the Company only on terms and conditions satisfactory to CIT in its sole discretion.
     If a Default or an Event of Default shall have occurred and remain outstanding as of the date of CIT’s receipt of any Casualty Proceeds, or if the Company does not or cannot elect to use the Casualty Proceeds in the manner set forth in paragraphs (y) or (z) above, CIT may, subject to the rights of any holder of a Permitted Encumbrance having priority over the security interests of CIT, apply the Casualty Proceeds to the payment of the Obligations in such manner and in such order as CIT may elect in its sole discretion.
     (d) Payment of Taxes. The Company and each Guarantor agrees to pay when due all Taxes lawfully levied, assessed or imposed upon the Company and each Guarantor or the Collateral (including all sales taxes collected by the Company (or any Guarantor) on behalf of the Company’s or such Guarantor’s customers in connection with sales of Inventory and all payroll taxes collected by the Company (or any Guarantor) on behalf of the Company’s (and such Guarantor’s) employees), unless the Company is contesting such Taxes in good faith, by appropriate proceedings, and is maintaining adequate reserves for such Taxes in accordance with GAAP. Notwithstanding the foregoing, if a lien securing any Taxes is filed in any public office and such lien is not a Permitted Tax Lien, then the Company or the applicable Guarantor shall pay all taxes secured by such lien immediately and remove such lien of record promptly. Pending the payment of such taxes and removal of such lien, CIT may, at its election and without curing or waiving any Event of Default which may have occurred as a result thereof, (i) establish an Availability Reserve in the amount of such Taxes (or such other amount as CIT shall deem appropriate in the exercise of its reasonable business judgment) or (ii) pay such taxes on behalf of the Company or the applicable Guarantor, and the amount paid by CIT shall become an Obligation which is due and payable on demand by CIT.
     (e) Compliance With Laws.
     (i) The Company and each Guarantor agrees to comply with all applicable federal, state and local acts, rules and regulations, and all orders of any federal, state or local legislative, administrative or judicial body or official, if the failure to so comply would have a Material Adverse Effect, provided that the Company or the applicable Guarantor may contest any acts, rules, regulations, orders and directions of such bodies or officials in any reasonable manner which CIT determines, in the exercise of its reasonable business judgment, will not materially and adversely effect CIT’s rights or priorities in the Collateral.
Financial Agreement — Pizza Inn

     (ii) Without limiting the generality of the foregoing, the Company agrees to comply with all environmental statutes, acts, rules, regulations or orders, as presently existing or as adopted or amended in the future, applicable to the ownership and/or use of its real property and operation of its business, if the failure to so comply would have a Material Adverse Effect. Neither the Company nor any Guarantor shall be deemed to have breached any provision of this Section 7.2(e) if (x) the failure to comply with the requirements of this Section 7.2(e) resulted from good faith error or innocent omission, (y) the Company or such Guarantor promptly commences and diligently pursues a cure of such breach and (z) such failure is cured within thirty (30) days following the Company’s or the Guarantor’s receipt of notice from CIT of such failure, or if such breach cannot in good faith be cured within thirty (30) days following the Company’s receipt of such notice, then such breach is cured within a reasonable time frame based on the extent and nature of the breach and the necessary remediation, and in conformity with any applicable consent order, consensual agreement and applicable law.
     (f) Notices Concerning Environmental, Employee Benefit and Pension Matters. The Company agrees to notify CIT in writing of:
     (i) any expenditure (actual or anticipated) in excess of $100,000 for environmental clean-up, environmental compliance or environmental testing and the impact of said expenses on the affected Company’s or any Guarantor’s working capital;
     (ii) the Company’s or any Guarantor’s receipt of notice from any local, state or federal authority advising the Company or any Guarantor of any environmental liability (real or potential) arising from the Company’s or any Guarantor’s operations, its premises, its waste disposal practices, or waste disposal sites used by the Company or any Guarantor; and
     (iii) the Company’s or any Guarantor’s receipt of notice from any governmental agency or any sponsor of any “multiemployer plan” (as that term is defined in ERISA) to which the Company has contributed, relating to any of the events described in Section 10.1(g) hereof.
     The Company agrees to provide CIT promptly with copies of all such notices and other information pertaining to any matter set forth above if CIT so requests.
     (g) Collateral Reporting.
     (i) The Company agrees to furnish to CIT:
     (1) On each date on which the Company requests or is to receive a Revolving Loan or the issuance of a Letter of Credit (but more frequently upon CIT’s reasonable request), a borrowing base certificate in form and substance satisfactory to CIT, certified by the treasurer or chief financial officer of the Company (or any other authorized officer
Financial Agreement — Pizza Inn

satisfactory to CIT), together with such confirmatory schedules of Trade Accounts Receivable and Inventory (in form and substance satisfactory to CIT in its reasonable credit judgment) as CIT may request, including, without limitation, sales journals, invoice registers, cash receipts journals or collection reports, deposit and receipts detail, copies of invoices and shipping evidence, credit and debit memos and/or adjustment registers, and updated inventory reports.
     (2) On or before the 20th day of each month, a detailed and summary aging report of Trade Accounts Receivable existing as of the last day of the preceding month and a roll-forward of Trade Accounts Receivable from the first day of the preceding month through the last day of the preceding month, all in such form as CIT reasonably shall require, certified by the treasurer or the chief financial officer of the Company (or any other authorized officer satisfactory to CIT), together with (x) a reconciliation, as of the last day of the preceding month, of the Company’s Trade Accounts Receivable aging report to the Company’s general ledger, and (y) information sufficient to allow CIT to (A) reconcile, as of the date of such report, the Company’s Trade Accounts Receivable aging report to the applicable borrowing base certificate delivered by the Company to CIT, and (B) update the amount of ineligible Trade Accounts Receivable.
     (3) On or before the 20th day of each month, (but more frequently upon CIT’s reasonable request), a summary of Inventory (containing such detail from the Company’s perpetual inventory as CIT may require) as of the last Business Day of the preceding month, together with information sufficient to allow CIT to update the amount of ineligible Inventory.
     (4) On or before the 20th day of each month, an aged trial balance of all the Company’s accounts payable as of the last day of the preceding month.
     (5) On or before the last day of each month, a copy of the bank statement for the Company’s primary operating account for the preceding month.
     (6) Together with the collateral information described in clause (i) above, disclosure of (x) all matters materially affecting the value, enforceability or collectibility of the Trade Accounts Receivable of the Company, (y) all material customer disputes, offsets, defenses, counterclaims, returns, rejections and all reclaimed or repossessed merchandise or goods, and (z) all material matters adversely effecting the value of the Inventory, all in such detail and format as CIT reasonably may require.
Financial Agreement — Pizza Inn

     (7) Prior written notice of any change in the location of any Collateral and any material change in type, quantity, quality or mix of the Inventory.
     (8) From time to time, access to the Company’s computers, electronic media, software programs (including any electronic records, contracts and signatures) and such other documentation and information relating to the Trade Accounts Receivable, Inventory and other Collateral as CIT reasonably may require.
     (ii) The Company may deliver to CIT any borrowing base certificate, collateral report or other material that the Company is required to deliver to CIT under clauses (1), (2), (3) and (4) of Section 7.2(g)(i) by e-mail or other electronic transmission (an “Electronic Transmission”), subject to the following terms:
     (1) Each Electronic Transmission must be sent by the treasurer or chief financial officer of the Company (or any other authorized officer satisfactory to CIT), and must be addressed to the loan officer and the collateral analyst of CIT that handle the Company’s account, as designated by CIT from time to time. If any Electronic Transmission is returned to the sender as undeliverable, the material included in such Electronic Transmission must be delivered to the intended recipient in the manner required by Section 12.6 hereof.
     (2) Each certificate, collateral report or other material contained in an Electronic Transmission must be in a “pdf” or other imaging format and, to the extent that such material must be certified by an officer of the Company under this Section 7.2(g)), must contain the signature of the officer submitting the Electronic Transmission. As provided in Section 12.6, any signature on a certificate, collateral report or other material contained in an Electronic Transmission shall constitute a valid signature for purposes hereof. CIT may rely upon, and assume the authenticity of, any such signature, and any material containing such signature shall constitute an “authenticated” record for purposes of the Uniform Commercial Code and shall satisfy the requirements of any applicable statute of frauds.
     (3) Each Electronic Transmission must contain the name and title of the officer of the Company transmitting the Electronic Transmission, and shall include following text in the body of the Electronic Transmission:
“Pursuant to the Financing Agreement dated January ___, 2007 between The CIT Group/Commercial Services, Inc. (“CIT”) and Pizza Inn, Inc. (the “Company”), the undersigned                      [title of submitting officer] of the Company hereby delivers to CIT the Company’s
Financial Agreement — Pizza Inn

                     [describe submitted reports]. The Company represents and warrants to CIT that the materials included in this Electronic Transmission are true, correct, and complete in all material respects. The name of the officer of the Company set forth in this e-mail constitutes the signature of such officer, and this e-mail shall constitute an authenticated record of the Company.”
     (4) The Company agrees to maintain the original versions of all certificates, collateral reports and other materials delivered to CIT by means of an Electronic Transmission and agrees to furnish to CIT such original versions within five (5) Business Days of CIT’s request for such materials, signed and certified (to the extent required hereunder by the officer submitting the Electronic Transmission.
     (iii) The Company hereby authorizes CIT to regard the Company’s printed name or rubber stamp signature on assignment schedules or invoices as the equivalent of a manual signature by one of the Company’s authorized officers or agents. The Company’s failure to promptly deliver to CIT any schedule, report, statement or other information set forth in this Section 7.2(g) shall not affect, diminish, modify or otherwise limit CIT’s security interests in the Collateral.
     (h) Financial Reporting. The Company agrees to furnish to CIT:
     (i) within one hundred twenty (120) days after the end of each fiscal year of the Company, a Consolidated Balance Sheet and a Consolidating Balance Sheet as at the close of such year, and consolidated/consolidated and consolidating statements of profit and loss and cash flow of the Company for such year, audited by independent public accountants selected by the Company and satisfactory to CIT, together with (x) the unqualified opinion of the accountants preparing such financial statements and (y) if requested by CIT, such accountants’ management practice letter;
     (ii) within thirty (30) days after the end of each month, (x) a Consolidated Balance Sheet and a Consolidating Balance Sheet as at the end of such month, (y) consolidated/consolidated and consolidating statements of profit and loss and cash flow of the Company for such month and for the period commencing on the first day of the current fiscal year through the end of such month, and (z) comparative statements of profit and loss and cash flow of the Company for the same month and same fiscal year-to-date period in the prior fiscal year, certified by the treasurer or chief financial officer of the Company (or any other authorized officer satisfactory to CIT);
     (iii) within five (5) Business Days of filing by the Company with the U.S. Securities and Exchange Commission, copies of all (x) financial reports, registration statements and other documents filed by the Company with the U.S.
Financial Agreement — Pizza Inn

Securities and Exchange Commission, as and when filed by the Company, and (y) annual reports filed pursuant to ERISA in connection with each benefit plan of the Company subject to ERISA; and
     (iv) no later than thirty (30) days prior to the beginning of each fiscal year of the Company, monthly projections of the Company’s Consolidated Balance Sheet and Consolidating Balance Sheet and consolidated/consolidated and consolidating statements of profits and loss and cash flow of the Company, as well as monthly projected Net Availability for the Company for such fiscal year.
     Each financial statement which the Company is required to submit pursuant to clauses (i) and (ii) above must be accompanied by an officer’s certificate substantially in the form set forth on Exhibit A attached hereto, signed by the treasurer or chief financial officer of the Company (or any other authorized officer satisfactory to CIT). In addition, should the Company materially modify its accounting principles and procedures from those in effect on the Closing Date, the Company agrees to prepare and deliver to CIT statements of reconciliation in form and substance reasonably satisfactory to CIT.
     (i) Asset Appraisals. From time to time upon the request of CIT, the Company agrees to permit CIT to perform appraisals of the Company’s Inventory, Equipment and Real Estate covered by a mortgage or deed of trust in favor of CIT. The Company agrees to reimburse CIT for the costs and expenses relating to (w) up to 4 Inventory appraisals in any twelve-month period, so long as no Event of Default shall have occurred and remain outstanding, (x) one Equipment appraisal in any twelve-month period, so long as no Event of Default shall have occurred and remain outstanding, (y) one Real Estate appraisal in any twelve-month period, so long as no Event of Default shall have occurred and remain outstanding, and (z) all such appraisals performed while an Event of Default remains outstanding. All appraisals shall be performed by qualified appraisers selected by CIT. To the extent that the Company is required by this Section 7.2(i) to reimburse CIT for CIT’s costs and expenses relating to appraisals, such costs and expenses shall constitute Out-of-Pocket Expenses.
     (j) Business Qualification. The Company and each Guarantor agrees to qualify to do business, and to remain qualified to do business and in good standing, in each jurisdiction where the failure to so qualify or to remain qualified or in good standing, would have a Material Adverse Effect.
     (k) Anti-Money Laundering and Terrorism Regulations. The Company and each Guarantor agrees to comply with all applicable anti-money laundering and terrorism laws, regulations and executive orders in effect from time to time (including, without limitation, the USA Patriot Act (Pub. L. No. 107-56)). The Company and each Guarantor also agrees to ensure that no person who owns a controlling interest in or otherwise controls the Company is a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (issued September 23, 2001) or any other similar Executive Order. The Company and each Guarantor acknowledges that CIT’s performance hereunder is subject to compliance with all such laws, regulations and executive orders, and in furtherance of the foregoing, the Company agrees to provide to CIT all
Financial Agreement — Pizza Inn

information about the Company’s and each Guarantor’s ownership, officers, directors, customers and business structure as CIT reasonably may require to comply with, such laws, regulations and executive orders.
     (l) Post-Closing Obligations. The Company agrees to comply with the provisions set forth on Schedule 7.2(l) attached hereto within the time periods set forth therein.
     7.3. Financial Covenants. Until termination of this Financing Agreement and the full and final payment and satisfaction of all Obligations, the Company agrees (and shall cause the Guarantors to agree) on a consolidated basis:
     (a) Fixed Charge Coverage. To maintain a Fixed Charge Coverage Ratio, as of the end of each fiscal month (i) for any fiscal month ending prior to December 31, 2007, for the Test Period applicable thereto and (ii) for any fiscal month ending on or after December 31, 2007 for the twelve-month period then ended, of not less than 1.2 to 1.0.
     (b) Operating Leases and Capital Expenditures. Not to (i) enter into any Operating Lease if after giving effect thereto the aggregate obligations with respect to Operating Leases during any fiscal year would exceed $500,000; or (ii) contract for, purchase, make expenditures for, lease pursuant to a Capital Lease or otherwise incur obligations with respect to Capital Expenditures (whether subject to a security interest or otherwise) during any fiscal year of the Company in the aggregate amount in excess of $750,000.
     7.4. Negative Covenants. Until termination of this Financing Agreement and full and final payment and satisfaction of all Obligations, the Company agrees not to, and will cause each Guarantor and each subsidiary of the Company not to:
     (a) Liens and Encumbrances. Mortgage, assign, pledge, transfer or otherwise permit any lien, charge, security interest, encumbrance or judgment (whether as a result of a purchase money or title retention transaction, or other security interest, or otherwise) to exist on any of the Collateral or its other assets, whether now owned or hereafter acquired, except for the Permitted Encumbrances.
     (b) Indebtedness. Incur or create any Indebtedness other than the Permitted Indebtedness.
     (c) Sale of Assets. Sell, lease, assign, transfer or otherwise dispose of (i) Collateral, except as otherwise specifically permitted by this Financing Agreement, or (ii) all or any substantial part of its assets, if any, which do not constitute Collateral.
     (d) Organizational Change. (i) Merge or consolidate with any other entity, (ii) change its name or principal place of business, (iii) change its structure or organizational form, or reincorporate or reorganize in a new jurisdiction, (iv) enter into or engage in any operation or activity materially different from that presently being conducted by the Company, any Guarantor or any subsidiary of the Company, as the case
Financial Agreement — Pizza Inn

may be; provided that (i) the Company, any Guarantor and any subsidiary of the Company may change its name or its principal place of business so long as the Company provides CIT with thirty (30) days prior written notice thereof and the Company, any Guarantor or any subsidiary of the Company, as the case may be executes and delivers to CIT, prior to making such change, all documents and agreements required by CIT in order to ensure that the liens and security interests granted to CIT hereunder continue in effect without any break or lapse in perfection and (ii) the Company and those certain permitted Guarantors may enter into any Permitted Restructuring.
     (e) Guaranty Obligations. Assume, guarantee, endorse, or otherwise become liable upon the obligations of any person, firm, entity or corporation, except (i) pursuant to the Guaranties and (ii) by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.
     (f) Dividends and Distributions. Declare or pay any dividend or distribution of any kind on, or purchase, acquire, redeem or retire, any of its equity interests (of any class or type whatsoever), whether now or hereafter issued and outstanding, other than Permitted Distributions.
     (g) Investments. (i) Create any new subsidiary, or (ii) make any advance or loan to, or any investment in, any firm, entity, person or corporation, or (iii) acquire all or substantially all of the assets of, or any capital stock or any equity interests in, any firm, entity or corporation, other than current investments of the Company, any Guarantor and any subsidiary of the Company, as the case may be, in existing subsidiaries of such entities.
     (h) Related Party Transactions. Enter into any transaction, including, without limitation, any purchase, sale, lease, loan or exchange of property, with any shareholder, officer, director, parent (direct or indirect), subsidiary (direct or indirect) or other person or entity otherwise affiliated with the Company, any Guarantor or any subsidiary of the Company, unless (i) such transaction otherwise complies with the provisions of this Financing Agreement, (ii) such transaction is for the sale of goods or services rendered in the ordinary course of business and pursuant to the reasonable requirements of the Company, any Guarantor or any subsidiary of the Company, as the case may be, and upon standard terms and conditions and fair and reasonable terms, no less favorable to such entity than such entity could obtain in a comparable arms length transaction with an unrelated third party, and (iii) no Event of Default shall have occurred and remain outstanding at the time such transaction occurs, or would occur after giving effect to such transaction.
     (i) Restricted Payments. (i) Make any payment of the principal of, or interest on, any Subordinated Debt, or purchase, acquire or redeem any of the Subordinated Debt, unless (x) such payment, purchase, acquisition or redemption is expressly permitted by the terms of the applicable Subordination Agreement and (y) no Event of Default shall have occurred and remain outstanding on the date on which such payment or transaction occurs, or would occur as a result thereof; (ii) pay any management, consulting or other similar fees to any shareholder, director, parent (direct
Financial Agreement — Pizza Inn

or indirect), subsidiary (direct or indirect) or other person or entity otherwise affiliated with the Company, any Guarantor or any subsidiary of the Company, except reasonable fees to directors and members of management in the position of chief executive officer, chief financial officer, general counsel or chief operating officer or similar officer, in each case, in the ordinary course of the Company’s business.
SECTION 8. INTEREST, FEES AND EXPENSES.
     8.1. Interest. Interest on the outstanding principal balance of the Revolving Loans that are Chase Bank Rate Loans shall be due and payable monthly on the first day of each month and shall accrue at a rate per annum equal to the Applicable Margin plus the Chase Bank Rate on the average net principal balance of such Revolving Loans at the close of each day during the immediately preceding month, as reflected by CIT’s System. On each Revolving Loan that is a LIBOR Loan, interest shall be due and payable on the LIBOR Interest Payment Date and shall accrue at a rate per annum equal to the Applicable Margin plus the applicable LIBOR on the outstanding principal balance of such LIBOR Loan. In the event of any change in said Chase Bank Rate, the rate set forth in the first sentence of this Section 8.1(a) shall change, effective as of the date of such change, so as to remain equal to the Applicable Margin plus the new Chase Bank Rate. All interest rates shall be calculated based on a 360-day year and actual days elapsed.
     8.2. Default Interest Rate. Upon the occurrence of an Event of Default, (a) provided that CIT has given the Company written notice of such Event of Default (other than an Event of Default described in Section 10.1(c) of this Financing Agreement, for which no written notice shall be required), all Obligations shall bear interest at the Default Rate of Interest until such Event of Default is waived, and (b) at CIT’s election at any time thereafter, interest on each outstanding LIBOR Loan shall be due and payable on the first day of each month, notwithstanding the Interest Period with respect thereto.
     8.3. Fees and Expenses Relating to Letters of Credit.
     (a) Letter of Credit Guaranty Fee. In consideration of the issuance of any Letter of Credit Guaranty by CIT or other assistance of CIT in obtaining Letters of Credit pursuant to Section 5 hereof, the Company agrees to pay to CIT a Letter of Credit Guaranty Fee equal to Applicable Margin per annum on the face amount of each Letter of Credit. All Letter of Credit Guaranty Fees shall be due and payable monthly on the first day of each month.
     (b) Charges of Issuing Bank. The Company agrees to reimburse CIT for any and all charges, fees, commissions, costs and expenses charged to CIT for the Company’s account by an Issuing Bank in connection with, or arising out of, Letters of Credit or out of transactions relating thereto, when charged to or paid by CIT, or as may be due upon any termination of this Financing Agreement.
     8.4. Out-of Pocket Expenses. The Company agrees to reimburse CIT for all Out-of-Pocket Expenses promptly after being charged to or paid by CIT.
Financial Agreement — Pizza Inn

     8.5. Line of Credit Fee; Collection Days. On the first day of each month, commencing on January 1, 2007, (a) the Company agrees to pay to CIT the Line of Credit Fee, and (b) CIT shall charge the Company for interest at the rate set forth in Section 8.1 (or Section 8.2, if applicable) hereof on the Collection Days for the immediately preceding month.
     8.6. [Intentionally Deleted].
     8.7. Administrative Management Fee. On the Closing Date and on the first day of the month following the month in which each annual anniversary of the Closing Date occurs, the Company agrees to pay to CIT the Administrative Management Fee, which shall be fully earned when paid.
     8.8. Standard Operational Fees. In addition to the Administrative Management Fee and all Out-of-Pocket Expenses incurred by CIT in connection with any action taken under Section 7.2(a) hereof (but without duplication), the Company agrees to pay to CIT (a) all Documentation Fees, (b) CIT’s standard charges for any employee of CIT used to conduct any of the examinations, verifications, inspections, physical counts and other valuations described in Section 7.2(a) hereof (currently $1,000 per person, per day), and (c) CIT’s standard charges for each wire transfer made by CIT to or for the benefit of the Company (currently $30) and for Dunn and Bradstreet searches conducted by CIT for the Company’s account (currently $65), provided that such standard charges may be increased by CIT from time to time. Such charges shall be due and payable in accordance with CIT’s standard practices, as in effect from time to time.
     8.9. LIBOR Loans.
     (a) Conditions Applicable to LIBOR Loans. The Company may elect to use LIBOR as to any Revolving Loans, convert any Chase Bank Rate Loan to a new LIBOR Loan or continue any existing LIBOR Loan as a new LIBOR Loan on the last day of the Interest Period with respect to such existing LIBOR Loan, so long as:
     (i) no Default or Event of Default shall have occurred and remain outstanding on the date on which such new LIBOR Loan is requested and on the first day of the Interest Period for such new LIBOR Loan;
     (ii) the Company requests the new LIBOR Loan no later than three (3) Business Days preceding the first day of the Interest Period for such new LIBOR Loan (or three (3) Business Days prior to the expiration of any Interest Period, in the case of a continuation of an existing LIBOR Loan);
     (iii) if CIT requests written confirmation of any new LIBOR Loan from the Company, the Company shall have signed and returned to CIT any such confirmation on or prior to first day of the Interest Period for such new LIBOR Loan; and
     (iv) with respect to the Interest Period selected by the Company for such new LIBOR Loan, (x) either (1) JPMorgan Chase Bank provides a LIBOR quote for such
Financial Agreement — Pizza Inn

Interest Period or CIT otherwise determines the LIBOR for such Interest Period, as provided in the definition of LIBOR, or (2) the LIBOR for such Interest Period as quoted by JPMorgan Chase Bank or as determined by CIT adequately and fairly reflects the cost of maintaining or funding CIT’s loans bearing interest at LIBOR for such Interest Period, and (y) such Interest Period ends on or before the Termination Date.
     Any LIBOR election must be for at least $250,000 and if greater, in integral multiples of $250,000, and there shall be no more than four (4) LIBOR Loans outstanding at one time. Elections for LIBOR Loans shall be irrevocable once made. If any condition for a LIBOR election is not satisfied, then the requested new loan (or continuation of an existing LIBOR Loan) shall be made to the Company as a Chase Bank Rate Loan.
     (b) Restrictions Affecting the Making or Funding of LIBOR Loans. Notwithstanding any other provision of this Financing Agreement to the contrary, if any law, regulation, treaty or directive, or any amendment thereto or change in the interpretation or application thereof, shall make it unlawful for CIT to make or maintain any LIBOR Loan, then (x) such LIBOR Loan shall convert automatically to a Chase Bank Rate Loan at the end of the applicable Interest Period, or such earlier date as may be required by such law, regulation, treaty or directive, and (y) the obligation of CIT thereafter to make or continue LIBOR Loans and to convert Chase Bank Rate Loans into LIBOR Loans hereunder shall be suspended until CIT determines that it is no longer unlawful to make and maintain LIBOR Loans as contemplated herein. In addition, in the event that, by reason of any Regulatory Change, CIT either (x) incurs any material additional costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of CIT which includes deposits by reference to which the interest rate on LIBOR Loans is determined hereunder, or a category of extensions of credit or other assets of CIT which includes LIBOR Loans, or (y) becomes subject to any material restrictions on the amount of such a category of liabilities or assets which CIT may hold, then if CIT so elects by notice to the Company, the obligation of CIT thereafter to make or continue LIBOR Loans and to convert Chase Bank Rate Loans into LIBOR Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect.
     (c) Inability to Determine LIBOR. Notwithstanding any other provision of this Financing Agreement to the contrary, if CIT determines in the exercise of its reasonable business judgment (which determination shall be conclusive and binding upon the Company) that by reason of circumstances affecting the interbank LIBOR market, adequate and reasonable means do not exist for ascertaining LIBOR applicable to an Interest Period with respect to any election of a new LIBOR Loan, CIT shall give written notice of such determination to the Company prior to the effective date of such election. Upon receipt of such notice, the Company may cancel the Company’s request for such new LIBOR Loan, in which case the requested LIBOR Loan shall be made as a Chase Bank Rate Loan. Until such notice has been withdrawn by CIT, the obligation of CIT thereafter to make or continue LIBOR Loans and to convert Chase Bank Rate Loans into LIBOR Loans hereunder shall be suspended until CIT determines that adequate and reasonable means again exist for ascertaining LIBOR applicable to an Interest Period with respect to any election of a new LIBOR Loan.
Financing Agreement — Pizza Inn

     (d) Compensation for Costs. The Company hereby agrees to pay to CIT, on demand, any additional amounts necessary to compensate CIT for any costs incurred by CIT in making any conversions from LIBOR Loans to Chase Bank Rate Loans in accordance with this Section 8.9, including, without limitation, breakage costs provided for in Section 8.10 of this Financing Agreement.
     (e) Loan Participants. For purposes of this Section 8.9, the term “CIT” shall include any financial institution that purchases from CIT a participation in the loans made by CIT to the Company hereunder.
     8.10. LIBOR Breakage Costs and Fees. In the event that the Company (i) pays all or any part of the principal amount of a LIBOR Loan on a date prior to the last day of an Interest Period for such LIBOR Loan, (ii) fails to borrow a LIBOR Loan, or fails to convert a Chase Bank Rate Loan to a LIBOR Loan, on the date for such borrowing or conversion specified in the relevant request to CIT, or (iii) fails to pay to CIT the principal of, or interest on, any LIBOR Loan when due, the Company agrees to pay to CIT (and any financial institution that purchases from CIT a participation in the loans made by CIT to the Company hereunder), on demand, the greater of (x) $1,000, (y) such amount as shall compensate CIT and such financial institution for any actual loss, cost or expense that CIT or such financial institution may sustain or incur as a result of such event (including, without limitation, any interest or fees payable by CIT or such financial institution to lenders or depositors of funds obtained by CIT or such financial institution in order to make or maintain any LIBOR Loans under this Financing Agreement), and (z) in the case of a prepayment of any LIBOR Loan, the excess (if any) of the amount of interest that would have accrued on such loan from the first day of the Interest Period to the date of prepayment, assuming that such loan was a Chase Bank Rate Loan, over the amount of interest that actually accrued on such loan from the first day of the Interest Period to the date of prepayment. The determination by CIT of the amount of any such loss, cost or expense described in clause (y) of the preceding sentence, when set forth in a written notice to the Company containing CIT’s calculations thereof in reasonable detail, shall be conclusive and binding upon the Company, in the absence of manifest error.
     8.11. Early Termination Fee. In the event the Company terminates the Revolving Line of Credit or this Financing Agreement on an Early Termination Date, the Early Termination Fee shall be due and payable in full on the date of termination.
     8.12. Capital Adequacy. In the event that CIT (or any financial institution that purchases from CIT a participation in the loans made by CIT to the Company hereunder), subsequent to the Closing Date, determines in the exercise of its reasonable business judgment that (x) any change in applicable law, rule, regulation or guideline regarding capital adequacy, or (y) any change in the interpretation or administration thereof, or (z) compliance by CIT or such financial institution with any new request or directive regarding capital adequacy (whether or not having the force of law) of any central bank or other governmental or regulatory authority, has or would have the effect of reducing the rate of return on CIT’s or such financial institution’s capital as a consequence of its obligations hereunder to a level below that which CIT or such financial institution could have achieved but for such change or compliance (taking into consideration CIT’s or such financial institution’s policies with respect to capital adequacy) by an amount deemed material by CIT or such financial institution in the exercise of their
Financing Agreement — Pizza Inn

reasonable business judgment, the Company agrees to pay to CIT, no later than five (5) days following demand by CIT, such additional amount or amounts as will compensate CIT or such financial institution for such reduction in rate of return. In determining such amount or amounts, CIT and such financial institution may use any reasonable averaging or attribution methods. The protection of this Section 8.12 shall be available to CIT and such financial institution regardless of any possible contention of invalidity or inapplicability with respect to the applicable law, regulation or condition. A certificate of CIT or such financial institution setting forth such amount or amounts as shall be necessary to compensate CIT or such financial institution with respect to this Section 8.12 and the calculation thereof, when delivered to the Company, shall be conclusive and binding on the Company absent manifest error. In the event CIT or such financial institution exercises its rights pursuant to this Section 8.12, and subsequent thereto determines that the amounts paid by the Company exceeded the amount which CIT or such financial institution actually required to compensate CIT or such financial institution for any reduction in rate of return on its capital, such excess shall be returned to the Company by CIT or such financial institution, as the case may be.
     8.13. Taxes, Reserves and Other Conditions. In the event that any applicable law, treaty or governmental regulation, or any change therein or in the interpretation or application thereof, or compliance by CIT (or by any financial institution that purchases from CIT a participation in the loans made by CIT to the Company hereunder) with any new request or directive (whether or not having the force of law) of any central bank or other governmental or regulatory authority, shall:
     (a) subject CIT or such financial institution to any tax of any kind whatsoever with respect to this Financing Agreement or the other Loan Documents, or change the basis of taxation of payments to CIT or such financial institution of principal, fees, interest or any other amount payable hereunder or under any of the other Loan Documents (except for changes in the rate of tax on the overall net income of CIT or such financial institution by the federal government or other jurisdiction in which it maintains its principal office);
     (b) impose, modify or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by CIT or such financial institution by reason of or in respect to this Financing Agreement and the Loan Documents, including (without limitation) pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or
     (c) impose on CIT or such financial institution any other condition with respect to this Financing Agreement or any other document;
and the result of any of the foregoing is to (i) increase the cost to CIT of making, renewing or maintaining CIT’s loans hereunder (or the cost to such financial institution in participating in such loans) by an amount deemed material by CIT or such financial institution in the exercise of their reasonable business judgment, or (ii) reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the loans made hereunder by an amount that CIT or such financial institution deems to be material in the exercise of its reasonable business
Financing Agreement — Pizza Inn

judgment, the Company agrees to pay to CIT, no later than five (5) days following demand by CIT, such additional amount or amounts as will compensate CIT or such financial institution for such increase in cost or reduction in payment, as the case may be. A certificate of CIT or such financial institution setting forth such amount or amounts as shall be necessary to compensate CIT or such financial institution with respect to this Section 8.13 and the calculation thereof, when delivered to the Company, shall be conclusive and binding on the Company absent manifest error. In the event CIT or such financial institution exercises its rights pursuant to this Section 8.13, and subsequent thereto determines that the amounts paid by the Company in whole or in part exceeded the amount which CIT or such financial institution actually required to compensate CIT or such financial institution for any increase in cost or reduction in payment, such excess shall be returned to the Company by CIT or such financial institution, as the case may be.
     8.14. Authority to Charge Revolving Loan Account. The Company hereby authorizes CIT to charge the Revolving Loan Account with the amount of all payments due under this Section 8 as such payments become due. Any amount charged to the Revolving Loan Account shall be deemed a Chase Bank Rate Loan hereunder and shall bear interest at the rate provided in Section 8.1 (or Section 8.2, if applicable) of this Financing Agreement. The Company confirms that any charges which CIT may make to the Revolving Loan Account as provided herein will be made as an accommodation to the Company and solely at CIT’s discretion.
SECTION 9. POWERS.
     9.1. Authority. The Company hereby authorizes CIT, or any person or agent which CIT may designate, at the Company’s cost and expense, to exercise all of the following powers, which authority shall be irrevocable until the termination of this Financing Agreement and the full and final payment and satisfaction of the Obligations:
     (a) To receive, take, endorse, sign, assign and deliver, all in the name of CIT or the Company, any and all checks, notes, drafts, and other documents or instruments relating to the Collateral;
     (b) To receive, open and dispose of all mail addressed to the Company and to notify postal authorities to change the address for delivery thereof to such address as CIT may designate;
     (c) To request from customers indebted on Accounts at any time, in the name of CIT, information concerning the amounts owing on the Accounts;
     (d) To request from customers indebted on Accounts at any time, in the name of the Company, any certified public accountant designated by CIT or any other designee of CIT, information concerning the amounts owing on the Accounts;
     (e) To transmit to customers indebted on Accounts notice of CIT’s interest therein and to notify customers indebted on Accounts to make payment directly to CIT for the Company’s account; and
Financing Agreement — Pizza Inn

     (f) To take or bring, in the name of CIT or the Company, all steps, actions, suits or proceedings deemed by CIT necessary or desirable to enforce or effect collection of the Accounts.
     9.2. Limitations on Exercise. Notwithstanding any other provision of this Financing Agreement to the contrary, the powers set forth in Sections 9.1(b), (c), (e) and (f) may only be exercised if an Event of Default shall have occurred and remain outstanding.
SECTION 10. EVENTS OF DEFAULT AND REMEDIES.
     10.1. Events of Default. Each of the following events shall constitute an “Event of Default” under this Agreement:
     (a) the cessation of the business of the Company, any Guarantor or any subsidiary of the Company, or the calling of a meeting of the creditors of the Company, any Guarantor or any subsidiary of the Company for purposes of compromising its debts and obligations;
     (b) the failure of either the Company, any Guarantor or any subsidiary of the Company to generally meet its debts as those debts mature;
     (c) (i) the commencement by the Company, any Guarantor or any subsidiary of the Company of any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceedings under any federal or state law; or (ii) the commencement against the Company, any Guarantor or any subsidiary of the Company of any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceeding under any federal or state law by creditors of any of them, but only if such proceeding is not contested by the Company, any Guarantor or any subsidiary of the Company, as applicable, within ten (10) days and not dismissed or vacated within thirty (30) days of commencement, or any of the actions or relief sought in any such proceeding shall occur or be authorized by the Company, any Guarantor or any subsidiary of the Company;
     (d) the breach or violation by the Company of any warranty, representation or covenant contained in this Financing Agreement (other than those referred to in Section 10.1(e) below), provided that such breach or violation shall not be deemed to be an Event of Default unless the Company fails to cure such breach or violation to CIT’s reasonable satisfaction within ten (10) days from the date of such breach or violation;
     (e) the breach or violation by the Company of any warranty, representation or covenant contained in Sections 3.2, 6.3, 6.4, 6.5, 6.6(b), 7.2(c), 7.2(d), 7.2(g)(i), 7.3 and 7.4; provided, that if such breach or violation occurs under Section 7.2(g)(i) as a result of an error or an immaterial omission, such breach or violation shall not be deemed to be an Event of Default unless Company fails to cure such breach or violation to CIT’s reasonable satisfaction within two (2) days from the date of such breach or violation;
     (f) the failure of the Company to pay any of the Obligations within five (5) Business Days of the due date thereof, provided that nothing contained herein shall
Financing Agreement — Pizza Inn

prohibit CIT from charging such amounts to the Revolving Loan Account on the due date thereof;
     (g) the Company shall (i) engage in any “prohibited transaction” as defined in ERISA, (ii) incur any “accumulated funding deficiency” as defined in ERISA, (iii) incur any “reportable event” as defined in ERISA, (iv) terminate any “plan”, as defined in ERISA or (v) become involved in any proceeding in which the Pension Benefit Guaranty Corporation shall seek appointment, or is appointed, as trustee or administrator of any “plan”, as defined in ERISA, and with respect this Section 10.1(g), such event or condition either (x) remains uncured for a period of thirty (30) days from date of occurrence and (y) could, in CIT’s reasonable business judgment, subject the Company to any tax, penalty or other liability having a Material Adverse Effect;
     (h) the occurrence of any default or event of default (after giving effect to any applicable grace or cure period) under any of the other Loan Documents, or any of the other Loan Documents ceases to be valid, binding and enforceable in accordance with its terms;
     (i) the occurrence of any default or event of default (after giving effect to any applicable grace or cure period) under any instrument or agreement evidencing or governing (i) the Subordinated Debt, or (ii) other Indebtedness of the Company having a principal amount in excess of $100,000;
     (j) the Company shall modify the terms or provisions of any agreement, instrument or other document relating to any Subordinated Debt without CIT’s prior written consent, unless such modification is permitted by the applicable Subordination Agreement;
     (k) a Change of Control shall occur; or
     (l) any Guarantor shall attempt to terminate its Guaranty or deny that such Guarantor has any liability thereunder, or any Guaranty shall be declared null and void and of no further force and effect.
     10.2. Remedies With Respect to Outstanding Loans. Upon the occurrence of a Default or an Event of Default, at the option of CIT, all loans, advances and extensions of credit provided for in Sections 3, 4 and 5 of this Financing Agreement thereafter shall be made in CIT’s sole discretion, and the obligation of CIT to make Revolving Loans and to assist the Company in opening Letters of Credit, shall cease unless such Default is cured to CIT’s satisfaction or such Event of Default is waived in accordance herewith. In addition, upon the occurrence of an Event of Default and so long as such Event of Default is continuing, CIT may, at its option (a) declare all Obligations immediately due and payable, (b) charge the Company the Default Rate of Interest on all then outstanding or thereafter incurred Obligations in lieu of the interest provided for in Sections 8.1 of this Financing Agreement, provided that CIT has given the Company written notice of such Event of Default if required by Section 8.2, and (c) immediately terminate this Financing Agreement upon notice to the Company. Notwithstanding the foregoing, (x) CIT’s commitment to make loans, advances and extensions of credit provided for in Sections 3,
Financing Agreement — Pizza Inn

4 and 5 of this Financing Agreement automatically shall terminate without any declaration, notice or demand by CIT upon the commencement of any proceeding described in clause (ii) of Section 10.1(c), and (y) this Financing Agreement automatically shall terminate and all Obligations shall become due and payable immediately without any declaration, notice or demand by CIT, upon the commencement of any proceeding described in clause (i) of Section 10.1(c) or the occurrence of an Event of Default described in clause (ii) of Section 10.1(c). The exercise of any option is not exclusive of any other option that may be exercised at any time by CIT.
     10.3. Remedies With Respect to Collateral. Immediately after the occurrence of an Event of Default and so long as such Event of Default is continuing, CIT may, at its option, to the extent permitted by applicable law: (a) remove from any premises where same may be located any and all books and records, computers, electronic media and software programs associated with any Collateral (including electronic records, contracts and signatures pertaining thereto), documents, instruments and files, and any receptacles or cabinets containing same, relating to the Accounts, and CIT may use, at the Company’s expense, such of the Company’s personnel, supplies or space at the Company’s places of business or otherwise, as may be necessary to properly administer and control the Accounts or the handling of collections and realizations thereon; (b) bring suit, in the name of the Company or CIT, and generally shall have all other rights respecting the Accounts, including, without limitation, the right to (i) accelerate or extend the time of payment, (ii) settle, compromise, release in whole or in part any amounts owing on any Accounts and (iii) issue credits in the name of the Company or CIT; (c) sell, assign and deliver the Collateral and any returned, reclaimed or repossessed merchandise, with or without advertisement, at public or private sale, for cash, on credit or otherwise, at CIT’s sole option and discretion, and CIT may bid or become a purchaser at any such sale, free from any right of redemption, which right is hereby expressly waived by the Company; (d) foreclose CIT’s security interests in the Collateral by any available judicial procedure, or take possession of any or all of the Collateral without judicial process, and to enter any premises where any Collateral may be located for the purpose of taking possession of or removing the same; and (e) exercise any other rights and remedies provided in law, in equity, by contract or otherwise. CIT shall have the right, without notice or advertisement (except as may be required by law), to sell, lease, or otherwise dispose of all or any part of the Collateral whether in its then condition or after further preparation or processing, in the name of the Company or CIT, or in the name of such other party as CIT may designate, either at public or private sale or at any broker’s board, in lots or in bulk, for cash or for credit, with or without warranties or representations (including, without limitation, warranties of title, possession, quiet enjoyment and the like), and upon such other terms and conditions as are commercially reasonable, and CIT shall have the right to purchase at any such sale. If any Inventory and Equipment shall require rebuilding, repairing, maintenance or preparation, CIT shall have the right, at its option, to do such of the aforesaid as is necessary, for the purpose of putting the Inventory and Equipment in such saleable form as CIT shall deem appropriate. The Company agrees, at the request of CIT, to assemble the Inventory and Equipment, and to make it available to CIT at premises of the Company or elsewhere and to make available to CIT the premises and facilities of the Company for the purpose of CIT’s taking possession of, removing or putting the Inventory and Equipment in saleable form. If notice of intended disposition of any Collateral is required by law, it is agreed that ten (10) days notice shall constitute reasonable notification and full compliance with the law. The net cash proceeds resulting from CIT’s exercise of any of the foregoing rights (after deducting all Out-of-Pocket
Financing Agreement — Pizza Inn

Expenses relating thereto) shall be applied by CIT to the payment of the Obligations, whether due or to become due, in such order as CIT may elect, and the Company shall remain liable to CIT for any deficiencies, and CIT in turn agrees to remit to the Company or its successors or assigns, any surplus resulting therefrom. The enumeration of the foregoing rights is not intended to be exhaustive and the exercise of any right shall not preclude the exercise of any other right of CIT under applicable law or the other Loan Documents, all of which shall be cumulative.
     10.4. General Indemnity. In addition to the Company’s agreement to reimburse CIT for Out-of-Pocket Expenses, but without duplication, the Company hereby agrees to indemnify CIT and its officers, directors, employees, attorneys and agents (each, an “Indemnified Party”) from, and to defend and hold each Indemnified Party harmless against, any and all losses, liabilities, obligations, claims, actions, judgments, suits, damages, penalties, costs, fees, expenses (including reasonable attorney’s fees) of any kind or nature which at any time may be imposed on, incurred by, or asserted against, any Indemnified Party:
     (a) as a result of CIT’s exercise of (or failure to exercise) any of CIT’s rights and remedies hereunder, including, without limitation, (i) any sale or transfer of the Collateral, (ii) the preservation, repair, maintenance, preparation for sale or securing of any Collateral, and (iii) the defense of CIT’s interests in the Collateral (including the defense of claims brought by the Company, as a debtor-in-possession or otherwise, any secured or unsecured creditors of the Company, or any trustee or receiver in bankruptcy);
     (b) as a result of any environmental pollution, hazardous material or environmental clean-up relating to the Real Estate, the Company’s operation and use of the Real Estate, and the Company’s off-site disposal practices;
     (c) arising from or relating to (i) the maintenance and operation of any Depository Account, (ii) any Depository Account Control Agreements and (iii) any action taken (or failure to act) by any Indemnified Party with respect thereto;
     (d) in connection with any regulatory investigation or proceeding by any regulatory authority or agency having jurisdiction over the Company; and
     (e) otherwise relating to or arising out of the transactions contemplated by this Financing Agreement and the other Loan Documents, or any action taken (or failure to act) by any Indemnified Party with respect thereto;
provided that an Indemnified Party’s conduct in connection with the any of the foregoing matters does not constitute gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction. This indemnification shall survive the termination of this Financing Agreement and the payment and satisfaction of the Obligations. CIT may from time to time establish Availability Reserves with respect to this indemnity as CIT may deem advisable in the exercise of its reasonable business judgment, and upon termination of this Financing Agreement, CIT may hold such reserves as cash reserves as security for this indemnity.
Financing Agreement — Pizza Inn

SECTION 11. TERMINATION.
     Except as otherwise provided in Section 10.2 hereof, CIT may terminate this Financing Agreement and the Line of Credit only as of the initial or any subsequent Termination Date, and then only by giving the Company at least ninety (90) days prior written notice of termination. The Company may terminate this Financing Agreement at any time prior to any Termination Date upon thirty (30) days prior written notice to CIT, provided that the Company pays to CIT any Early Termination Fee due and payable hereunder on the date of termination. THIS FINANCING AGREEMENT, UNLESS TERMINATED AS HEREIN PROVIDED, SHALL AUTOMATICALLY CONTINUE FROM TERMINATION DATE TO TERMINATION DATE. All Obligations shall become due and payable in full on the date of any termination hereunder and, pending a final accounting of the Obligations, CIT may withhold any credit balances in the Revolving Loan Account (unless supplied with an indemnity satisfactory to CIT) as a cash reserve to cover any contingent Obligation then outstanding, including, but not limited to, an amount equal to 110% of the face amount of any outstanding Letters of Credit. All of CIT’s rights, liens and security interests granted pursuant to the Loan Documents shall continue after any termination of this Financing Agreement until all Obligations have been fully and finally paid and satisfied.
     SECTION 12. MISCELLANEOUS.
     12.1. Waivers. The Company hereby waives diligence, demand, presentment, protest and any notices thereof as well as notices of nonpayment, intent to accelerate and acceleration. No waiver of an Event of Default by CIT shall be effective unless such waiver is in writing and signed by CIT. No delay or failure of CIT to exercise any right or remedy hereunder, whether before or after the happening of any Event of Default, shall impair any such right or remedy, or shall operate as a waiver of such right or remedy, or as a waiver of such Event of Default. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. No single or partial exercise by CIT of any right or remedy precludes any other or further exercise thereof, or precludes any other right or remedy.
     12.2. Entire Agreement; Amendments. This Financing Agreement and the other Loan Documents: (a) constitute the entire agreement between the Company and CIT; (b) supersede any prior agreements (including the agreements set forth in the Commitment Letter); (c) may be amended only by a writing signed by the Company and CIT; and (d) shall bind and benefit the Company and CIT and their respective successors and assigns. Should the provisions of any Loan Document conflict with the provisions of this Loan Agreement, the provisions of this Financing Agreement shall apply and govern.
     12.3. Usury Limit. In no event shall the Company, upon demand by CIT for payment of any indebtedness relating hereto, by acceleration of the maturity thereof, or otherwise, be obligated to pay interest and fees in excess of the amount permitted by law. Regardless of any provision herein or in any agreement made in connection herewith, CIT shall never be entitled to receive, charge or apply, as interest on any indebtedness relating hereto, any amount in excess of the maximum amount of interest permissible under applicable law. If CIT ever receives, collects or applies any such excess, it shall be deemed a partial repayment of principal and treated as such. If as a result, the entire principal amount of the Obligations is paid in full, any remaining
Financing Agreement — Pizza Inn

excess shall be refunded to the Company. This Section 12.3 shall control every other provision of the Financing Agreement, the other Loan Documents and any other agreement made in connection herewith.
     12.4. Severability. If any provision hereof or of any other Loan Document is held to be illegal or unenforceable, such provision shall be fully severable, and the remaining provisions of the applicable agreement shall remain in full force and effect and shall not be affected by such provision’s severance. Furthermore, in lieu of any such provision, there shall be added automatically as a part of the applicable agreement a legal and enforceable provision as similar in terms to the severed provision as may be possible.
     12.5. WAIVER OF JURY TRIAL; SERVICE OF PROCESS. THE COMPANY AND CIT EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREUNDER. THE COMPANY HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO SERVICE OF PROCESS BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED. IN NO EVENT WILL CIT BE LIABLE FOR LOST PROFITS OR OTHER SPECIAL OR CONSEQUENTIAL DAMAGES.
     12.6. Notices. Except as otherwise herein provided, any notice or other communication required hereunder shall be in writing (messages sent by e-mail or other electronic transmission (other than by telecopier) shall not constitute a writing, however any signature on a document or other writing that is transmitted by e-mail or telecopier shall constitute a valid signature for purposes hereof), and shall be deemed to have been validly served, given or delivered when received by the recipient if hand delivered, sent by commercial overnight courier or sent by facsimile, or three (3) Business Days after deposit in the United States mail, with proper first class postage prepaid and addressed to the party to be notified as follows:
(a)	if to CIT, at:
The CIT Group/Commercial Services, Inc.
5420 LBJ Freeway, Suite 200
Dallas, Texas 75240
Attn: Regional Credit Manager
Telecopier No.: (972) 455-1690
With a copy to:
Patton Boggs LLP
2001 Ross Avenue, Suite 3000
Dallas, Texas 75201
Attn: James C. Chadwick, Esq.
Telecopier No.: (214) 758-1550
Financing Agreement — Pizza Inn

(b)	if to the Company at:
Pizza Inn, Inc.
3551 Plano Parkway
The Colony, TX 75056
Attn: Rod McDonald, General Counsel
Telecopier No.: (469) 579-4452
With a copy to:
Jeffery L. Curtis
Haynes and Boone, LLP
2505 N. Plano Road
Richardson, TX 75082
Telecopier No.: (972) 692-9086; or
(c)	to such other address as any party may designate for itself by like notice.
     12.7. CHOICE OF LAW. THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS FINANCING AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, EXCEPT TO THE EXTENT THAT ANY OTHER LOAN DOCUMENT INCLUDES AN EXPRESS ELECTION TO BE GOVERNED BY THE LAWS OF ANOTHER JURISDICTION.
[The Remainder of this Page Intentionally Left Blank]
Financing Agreement — Pizza Inn

     IN WITNESS WHEREOF, the parties hereto have caused this Financing Agreement to be executed, accepted and delivered by their proper and duly authorized officers as of the date set forth above.

COMPANY	CIT

PIZZA INN, INC.	THE CIT GROUP/COMMERCIAL SERVICES, INC.

By: /s/ Timothy P. Taft	By: /s/ Mark Porter
Name: Tim Taft	Name: Mark Porter
Title: President	Title: Vice President
Financing Agreement Schedule 7.2(1)